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Exhibit 4

Consolidated Financial Statements

Financial reporting responsibility

        The Consolidated Financial Statements of The Toronto-Dominion Bank and related financial information presented in this Annual Report have been prepared by management, which is responsible for their integrity, consistency, objectivity and reliability. Canadian generally accepted accounting principles as well as the requirements of the Bank Act and the related regulations have been applied and management has exercised its judgement and made best estimates where deemed appropriate.

        The Bank's accounting system and related internal controls are designed, and supporting procedures maintained, to provide reasonable assurance that financial records are complete and accurate and that assets are safeguarded against loss from unauthorized use or disposition. These supporting procedures include the careful selection and training of qualified staff, the establishment of organizational structures providing a well-defined division of responsibilities and accountability for performance, and the communication of policies and guidelines of business conduct throughout the Bank.

        The Bank's Board of Directors, acting through the Audit Committee which is comprised of directors who are not officers or employees of the Bank, oversees management's responsibilities for the financial reporting and internal control systems.

        The Bank's Chief Internal Auditor, who has full and free access to the Audit Committee, conducts an extensive program of audits in coordination with the Bank's shareholders' auditors. This program supports the system of internal control and is carried out by a professional staff of auditors.

        The Superintendent of Financial Institutions Canada makes such examination and enquiry into the affairs of the Bank as he may deem necessary to satisfy himself that the provisions of the Bank Act, having reference to the safety of the depositors, are being duly observed and that the Bank is in a sound financial condition.

        Ernst & Young LLP and PricewaterhouseCoopers LLP, the shareholders' auditors, have audited our Consolidated Financial Statements. They have full and free access to, and meet periodically with, the Audit Committee to discuss their audit and matters arising therefrom such as comments they may have on the fairness of financial reporting and the adequacy of internal controls.

W. Edmund Clark	Daniel A. Marinangeli
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

Auditors' report to the shareholders

        We have audited the Consolidated Balance Sheets of The Toronto-Dominion Bank as at October 31, 2003 and 2002 and the Consolidated Statements of Operations, Changes in Shareholders' Equity and Cash Flows for each of the years in the three year period ended October 31, 2003. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these Consolidated Financial Statements present fairly, in all material respects, the financial position of the Bank as at October 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended October 31, 2003 in accordance with Canadian generally accepted accounting principles.

Ernst & Young LLP	PricewaterhouseCoopers LLP
Chartered Accountants	Chartered Accountants
Toronto, Canada November 26, 2003

54        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

CONSOLIDATED BALANCE SHEET

	As at October 31
	2003	2002
	(millions of dollars)
ASSETS
Cash resources
Cash and non-interest-bearing deposits with other banks	$1,468	$1,902
Interest-bearing deposits with other banks	6,251	4,636

	7,719	6,538

Securities purchased under resale agreements	17,475	13,060

Securities (Note 2)
Investment	24,775	28,802
Trading	54,890	53,395

	79,665	82,197

Loans (Note 3)
Residential mortgages	52,566	52,810
Consumer instalment and other personal	43,185	36,601
Business and government	24,319	36,716

	120,070	126,127
Allowance for credit losses	(2,012)	(3,500)

Loans (net of allowance for credit losses)	118,058	122,627

Other
Customers' liability under acceptances	6,645	7,719
Trading derivatives' market revaluation (Note 18)	28,451	25,739
Intangible assets (Note 5)	2,737	3,383
Goodwill (Note 5)	2,263	3,134
Land, buildings and equipment (Note 6)	1,417	1,634
Other assets (Note 7)	9,102	12,009

	50,615	53,618

Total assets	$273,532	$278,040

LIABILITIES
Deposits (Note 8)
Personal	$105,996	$100,942
Banks	11,958	16,800
Business and government	64,926	71,448

	182,880	189,190

Other
Acceptances	6,645	7,719
Obligations related to securities sold short	15,346	17,058
Obligations related to securities sold under repurchase agreements	7,845	8,655
Trading derivatives' market revaluation (Note 18)	28,000	25,954
Other liabilities (Note 9)	12,568	10,830

	70,404	70,216

Subordinated notes and debentures (Note 10)	5,887	4,343

Non-controlling interest in subsidiaries (Note 11)	1,250	1,250

Contingent liabilities, commitments and guarantees (Note 19)
SHAREHOLDERS' EQUITY
Capital stock (Note 12)
Preferred	1,535	1,485
Common (millions of shares issued and outstanding 656.3 in 2003 and 645.4 in 2002)	3,179	2,846
Contributed surplus	9	—
Foreign currency translation adjustments	(130)	418
Retained earnings	8,518	8,292

	13,111	13,041

Total liabilities and shareholders' equity	$273,532	$278,040

John M. Thompson	W. Edmund Clark
Chairman of the Board	President and Chief Executive Officer

See Notes to Consolidated Financial Statements

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        55

CONSOLIDATED STATEMENT OF OPERATIONS

	For the years ended October 31
	2003	2002		2001
	(millions of dollars)
Interest income
Loans	$7,542		$7,796	$10,154
Securities
Dividends	721		595	540
Interest	2,727		3,083	3,386
Deposits with banks	212		132	191

	11,202		11,606	14,271

Interest expense
Deposits	4,202		4,754	8,077
Subordinated notes and debentures	259		201	304
Other obligations	1,125		1,351	1,499

	5,586		6,306	9,880

Net interest income	5,616		5,300	4,391
Provision for credit losses (Note 3)	186		2,925	920

Net interest income after credit loss provision	5,430		2,375	3,471

Other income
Investment and securities services	2,132		2,085	2,205
Credit fees	415		415	425
Net investment securities gains	23		26	216
Trading income	104		529	1,318
Service charges	641		596	561
Loan securitizations (Note 4)	250		218	272
Card services	252		249	249
Insurance, net of claims	420		375	326
Trust fees	70		76	86
Gains on sale of investment real estate (Note 22)	—		—	350
Gain on sale of mutual fund record keeping and custody business (Note 22)	—		40	—
Write down of investment in joint ventures	(39)		—	—
Other	156		320	439

	4,424		4,929	6,447

Net interest and other income	9,854		7,304	9,918

Non-interest expenses
Salaries and employee benefits (Note 14)	3,758		3,566	3,708
Occupancy including depreciation	656		605	592
Equipment including depreciation	650		661	656
Amortization of intangible assets (Note 5)	772		998	1,292
Amortization of goodwill (Note 5)	—		—	198
Goodwill impairment (Note 5)	624		—	—
Restructuring costs (Note 23)	92		—	239
Other	1,812		1,922	1,969

	8,364		7,752	8,654

Income (loss) before provision for (benefit of) income taxes	1,490		(448)	1,264
Provision for (benefit of) income taxes (Note 15)	322		(445)	(206)

Income (loss) before non-controlling interest in subsidiaries	1,168		(3)	1,470
Non-controlling interest in net income of subsidiaries	92		64	78

Net income (loss)	1,076		(67)	1,392
Preferred dividends (Note 12)	87		93	92

Net income (loss) applicable to common shares	$989		$(160)	$1,300
Average number of common shares outstanding (millions) (Note 24)
— basic	649.8		641.0	627.0
— diluted	653.9		646.9	635.5
Earnings (loss) per common share (Note 24)
— basic	$1.52	$	(. 25)	$2.07
— diluted	1.51		(. 25)	2.05

See Notes to Consolidated Financial Statements

56        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

	For the years ended October 31
	2003	2002	2001
	(millions of dollars)
Preferred shares (Note 12)
Balance at beginning of year	$1,485	$1,492	$1,251
Proceeds from share issues	550	—	225
Translation adjustment on shares issued in a foreign currency	(23)	(7)	16
Share redemptions	(477)	—	—

Balance at end of year	1,535	1,485	1,492

Common shares (Note 12)
Balance at beginning of year	2,846	2,259	2,060
Issued on acquisition of subsidiaries	—	—	181
Proceeds from shares issued for cash	—	400	—
Proceeds from shares issued on exercise of options	47	13	18
Proceeds from shares issued as a result of dividend reinvestment plan	286	174	—

Balance at end of year	3,179	2,846	2,259

Contributed surplus
Balance at beginning of year	—	—	—
Stock option expense (Note 1)	9	—	—

Balance at end of year	9	—	—

Foreign currency translation adjustments
Balance at beginning of year	418	450	279
Foreign exchange gains (losses) from investments in subsidiaries and other items	(1,595)	(112)	458
Foreign exchange gains (losses) from hedging activities	1,528	145	(478)
(Provision for) benefit of income taxes (Note 15)	(481)	(65)	191

Balance at end of year	(130)	418	450

Retained earnings
Balance at beginning of year	8,292	9,203	8,760
Net income (loss)	1,076	(67)	1,392
Preferred dividends	(87)	(93)	(92)
Common dividends	(754)	(718)	(684)
Stock options settled in cash, net of income taxes	—	(25)	(39)
Obligations arising from adoption of accounting standard for employee future benefits, net of income taxes (Note 1)	—	—	(132)
Other	(9)	(8)	(2)

Balance at end of year	8,518	8,292	9,203

Total common equity	11,576	11,556	11,912

Total shareholders' equity	$13,111	$13,041	$13,404

See Notes to Consolidated Financial Statements

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        57

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the years ended October 31
	2003	2002	2001
	(millions of dollars)
Cash flows from (used in) operating activities
Net income (loss)	$1,076	$(67)	$1,392
Adjustments to determine net cash flows
Provision for credit losses	186	2,925	920
Gains on sale of investment real estate	—	—	(350)
Gain on sale of mutual fund record keeping and custody business	—	(40)	—
Depreciation	318	312	317
Amortization of intangible assets	772	998	1,292
Amortization of goodwill	—	—	198
Goodwill impairment	624	—	—
Restructuring costs	98	—	239
Stock option expense	9	—	—
Write down of investment in joint ventures	39	—	—
Net investment securities gains	(23)	(26)	(216)
Changes in operating assets and liabilities
Future income taxes	(74)	(1,017)	(1,210)
Current income taxes payable	669	249	(78)
Interest receivable and payable	145	(422)	(249)
Trading securities	(1,495)	12,789	(7,887)
Unrealized gains and amounts receivable on derivatives contracts	(2,712)	(4,304)	(7,177)
Unrealized losses and amounts payable on derivatives contracts	2,046	4,184	8,968
Other	3,475	(1,628)	(1,030)

Net cash from (used in) operating activities	5,153	13,953	(4,871)

Cash flows from (used in) financing activities
Deposits	(6,310)	(4,724)	8,103
Securities sold under repurchase agreements	(810)	(5,982)	5,782
Securities sold short	(1,712)	(4,378)	2,415
Debt of subsidiaries	—	—	(501)
Issuance of subordinated notes and debentures	1,904	557	809
Repayment of subordinated notes and debentures	(360)	(1,106)	(857)
Common shares issued for cash, net of expenses	—	392	—
Common shares issued on exercise of options	47	13	18
Common shares issued as a result of dividend reinvestment plan	286	174	—
Common stock options settled in cash, net of income taxes	—	(25)	(39)
Issuance of preferred shares	550	—	225
Redemption of preferred shares	(477)	—	—
Dividends paid on — preferred shares	(87)	(93)	(92)
— common shares	(754)	(718)	(684)
Proceeds on issuance of subsidiary shares	—	350	—
Other	(23)	(7)	16

Net cash from (used in) financing activities	(7,746)	(15,547)	15,195

Cash flows from (used in) investing activities
Interest-bearing deposits	(1,615)	(652)	(1,318)
Activity in investment securities
Purchases	(25,199)	(16,620)	(15,098)
Proceeds from maturities	9,110	7,024	3,751
Proceeds from sales	20,139	11,830	7,985
Loans	(3,221)	(6,396)	(1,232)
Proceeds from loan securitizations	7,604	517	1,528
Land, buildings and equipment	(101)	(114)	994
Securities purchased under resale agreements	(4,415)	7,145	(6,231)
Acquisitions and dispositions less cash and cash equivalents acquired (Note 22)	—	(1,194)	(296)

Net cash from (used in) investing activities	2,302	1,540	(9,917)

Effect of exchange rate changes on cash and cash equivalents	(143)	(5)	32

Net changes in cash and cash equivalents	(434)	(59)	439
Cash and cash equivalents at beginning of year	1,902	1,961	1,522
Cash and cash equivalents at end of year represented by cash and non-interest-bearing deposits with other banks	$1,468	$1,902	$1,961

Supplementary disclosure of cash flow information
Amount of interest paid during the year	$5,861	$6,962	$10,447
Amount of income taxes paid during the year	306	565	834
Dividends per common share	$1.16	$1.12	$1.09

See Notes to Consolidated Financial Statements

58        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Bank Act

        The Bank Act stipulates that the Consolidated Financial Statements are to be prepared in accordance with Canadian generally accepted accounting principles, except as specified by the Superintendent of Financial Institutions Canada.

        The accounting principles followed by the Bank including the accounting requirements of the Superintendent of Financial Institutions Canada conform with Canadian generally accepted accounting principles.

        Note 25 to the Consolidated Financial Statements describes and reconciles the significant differences between Canadian and United States generally accepted accounting principles.

        The significant accounting policies and practices followed by the Bank are:

(a)
Basis of consolidation

        The Consolidated Financial Statements include the assets and liabilities and results of operations of subsidiaries, namely corporations effectively controlled by the Bank after elimination of intercompany transactions and balances. As of November 1, 2001, the Bank prospectively adopted the new accounting standard on business combinations. The Bank uses the purchase method to account for all business acquisitions.

        When the Bank effectively controls a subsidiary but does not own all of the common and preferred shares, the non-controlling interest in the net book value of the subsidiary is disclosed in the Consolidated Balance Sheet separately from the Bank's shareholders' equity. The non-controlling interest in the subsidiary's net income is disclosed as a separate line item in the Consolidated Statement of Operations.

        Corporations over which the Bank has significant influence are reported in investment securities in the Consolidated Balance Sheet and are accounted for using the equity method of accounting. The Bank's share of earnings of such corporations is reported in interest income in the Consolidated Statement of Operations.

(b)
Use of estimates in the preparation of financial statements

        The preparation of the Consolidated Financial Statements of the Bank requires management to make estimates and assumptions based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates.

(c)
Translation of foreign currencies

        Foreign currency assets and liabilities are translated into Canadian dollars at prevailing year-end rates of exchange. Foreign currency income and expenses are translated into Canadian dollars at the average exchange rates prevailing throughout the year.

        Unrealized translation gains and losses related to the Bank's investment positions in foreign operations, net of any offsetting gains or losses arising from economic hedges of these positions and applicable income taxes, are included in shareholders' equity. All other unrealized translation gains and losses and all realized gains and losses are included in other income in the Consolidated Statement of Operations.

(d)
Cash resources

        Cash resources include cash and cash equivalents represented by cash and non-interest-bearing deposits with other banks.

(e)
Securities purchased under resale and sold under repurchase agreements

        Securities purchased under resale agreements consist of the purchase of a security with the commitment by the Bank to resell the security to the original seller at a specified price. Securities sold under repurchase agreements consist of the sale of a security with the commitment by the Bank to repurchase the security at a specified price. Securities purchased under resale and obligations related to securities sold under repurchase agreements are carried at cost on the Consolidated Balance Sheet. The difference between the sale price and the agreed repurchase price on a repurchase agreement is recorded as interest expense. Conversely, the difference between the cost of the purchase and the predetermined proceeds to be received on a resale agreement is recorded as interest income. The Bank takes possession of the underlying collateral, monitors its market value relative to the amounts due under the agreements and when necessary, requires transfer of additional collateral or reduction in the balance to maintain contractual margin protection. In the event of counter-party default, the financing agreement provides the Bank with the right to liquidate the collateral held.

(f)
Securities

        Investment account securities, excluding loan substitutes, are securities where the Bank's original intention is to hold to maturity or until market conditions render alternative investments more attractive, and which are generally available for sale. Investment account securities include nonmarketable equity securities that are not publicly traded. Investment account securities are carried at cost or amortized cost, adjusted to net realizable value to recognize other than temporary impairment. Gains and losses realized on disposal are determined on the average cost basis. Such gains, losses and write downs are included in other income.

        Trading account securities, including trading securities sold short included in liabilities, are carried at market value. Gains and losses on disposal and adjustments to market are reported in other income.

        Interest income earned, amortization of premiums and discounts on debt securities and dividends received are included in interest income.

        Loan substitutes are securities which have been structured as after-tax instruments rather than conventional loans in order to provide the issuers with a borrowing rate advantage and are identical in risk and security to bank loans of comparable term. Loan substitutes are carried at cost less any allowance for anticipated credit losses as described in (h).

(g)
Loans

        Loans are stated net of unearned income and an allowance for credit losses.

        Interest income is recorded on the accrual basis until such time as the loan is classified as impaired. Interest on impaired loans subsequently received is recorded as income only when management has reasonable assurance as to the timely collection of the full amount of the principal and interest.

        An impaired loan is any loan where, in management's opinion, there has been a deterioration of credit quality to the extent that the Bank no longer has reasonable assurance as to the timely collection of the full amount of the principal and interest. In addition, any loan where a payment is contractually past due 90 days is classified as impaired, other than a deposit with a bank, a credit card loan, or a loan that is guaranteed or insured by Canada, the provinces or an agency controlled by these governments.

        Deposits with banks are considered impaired when a payment is contractually past due 21 days. Credit card loans with payments 180 days in arrears are considered impaired and are entirely written off.

        Loan origination fees are considered to be adjustments to loan yield and are deferred and amortized to interest income over the term of the loan. Commitment fees are amortized to other income over the commitment period when it is unlikely that the commitment will be called upon; otherwise, they are deferred and amortized to interest income over the term of the resulting loan. Loan syndication fees are recognized in other income unless the yield on any loans retained by the Bank is less than that of other comparable lenders involved in the financing. In such cases an appropriate portion of the fee is deferred and amortized to interest income over the term of the loan.

(h)
Allowance for credit losses

        An allowance is maintained which is considered adequate to absorb all credit-related losses in a portfolio of items which are both on and off the Consolidated Balance Sheet. Assets in the portfolio which are included in the Consolidated Balance Sheet are deposits with banks, loans, mortgages, loan substitutes, securities purchased under resale agreements, acceptances and derivative financial instruments. Items not included in the Consolidated Balance Sheet and referred to as off-balance sheet items include guarantees and letters of credit. The allowance is deducted from the applicable asset in the Consolidated Balance Sheet except for acceptances and off-balance sheet items. The allowance for acceptances and for off-balance sheet items is included in other liabilities.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        59

        The allowance consists of specific, general and sectoral allowances.

        Specific allowances include the accumulated provisions for losses on particular assets required to reduce the book values to estimated realizable amounts in the ordinary course of business. Specific provisions are established on an individual facility basis to recognize credit losses on large and medium-sized business and government loans. For personal and small business loans, excluding credit cards, specific provisions are calculated using a formula method taking into account recent loss experience. No specific provisions for credit cards are recorded and balances are written off when payments are 180 days in arrears.

        General allowances include the accumulated provisions for losses which are prudential in nature and cannot be determined on an item-by-item or group basis. The level of the general allowance depends upon an assessment of business and economic conditions, historical and expected loss experience, loan portfolio composition and other relevant indicators. General allowances are computed using credit risk models developed by the Bank. The models consider probability of default (loss frequency), loss given default (loss severity) and expected exposure at default.

        When an industry sector or geographic region experiences specific adverse events or changes in economic condition, an additional allowance is established even though the individual loans comprising the group are still performing. These allowances are considered sectoral and are established for losses which have not been specifically identified, and where the losses are not adequately covered by the general allowances noted above. The amount of the allowance is reviewed and computed using expected loss methodologies that incorporate probability of default, loss given default and expected loss on sale.

        Actual write-offs, net of recoveries, are deducted from the allowance for credit losses. The provision for credit losses, which is charged to the Consolidated Statement of Operations, is that required to bring the total allowances (specific, general and sectoral) to a level which management considers adequate to absorb probable credit-related losses.

(i)
Loan securitizations

        When loan receivables are sold in a securitization to a special purpose entity under terms that transfer control to third parties, the transaction is recognized as a sale and the related loan assets are removed from the Consolidated Balance Sheet. As part of the securitization, certain financial assets are retained and may consist of one or more subordinated tranches, servicing rights, and in some cases a cash reserve account. The retained interests are classified as investment account securities and are carried at cost or amortized cost. With effect from July 1, 2001, a gain or loss on sale of the loan receivables is recognized immediately in other income, before the effects of hedges on the assets sold. The amount of the gain or loss recognized depends in part on the previous carrying amount of the receivables involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests and the Bank generally estimates fair value based on the present value of future expected cash flows estimated using management's best estimates of key assumptions — credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved. Prior to July 1, 2001, gains arising on loan securitizations were deferred and amortized to income whereas losses were recognized immediately. Transactions entered into prior to July 1, 2001 or completed subsequently pursuant to commitments to sell made prior to July 1, 2001 have not been restated and deferred gains will be amortized over the remaining terms of the commitment period.

        Subsequent to the securitization, any retained interests that cannot be contractually settled in such a way that the Bank can recover substantially all of its recorded investment are adjusted to fair value. The current fair value of retained interests is determined using the present value of future expected cash flows as discussed above.

(j)
Acceptances

        The potential liability of the Bank under acceptances is reported as a liability in the Consolidated Balance Sheet. The Bank's recourse against the customer in the event of a call on any of these commitments is reported as an offsetting asset of the same amount.

(k)
Derivative financial instruments

        Derivative financial instruments are financial contracts which derive their value from changes in interest rates, foreign exchange rates, credit spreads, commodity prices, equities and other financial measures. Such instruments include interest rate, foreign exchange, equity, commodity and credit derivative contracts. These instruments are traded by the Bank and are also used by the Bank for its own risk management purposes. To be designated as a non-trading derivative contract and receive hedge accounting treatment, the contract must substantially offset the effects of price, interest rate or foreign exchange rate exposures to the Bank, must be documented at inception as a non-trading derivative contract, and must have a high correlation at inception and throughout the contract period between the derivative contract and the Bank's exposure. If these criteria are not met, the contract is accounted for as a trading derivative.

        Trading derivatives are entered into by the Bank to meet the needs of its customers and to take trading positions. Derivative trading portfolios are marked to market with the resulting realized and unrealized gains or losses recognized immediately in other income. The market value for over-the-counter trading derivatives is determined net of valuation adjustments which recognize the need to cover market, liquidity, model, and credit risks, as well as the cost of capital and administrative expenses over the life of each contract.

        Non-trading derivatives are entered into by the Bank in order to meet the Bank's funding, investing and credit portfolio management strategies. Unrealized gains and losses on non-trading derivatives are accounted for on a basis consistent with the related on-balance sheet financial instrument. Realized gains and losses resulting from the early termination, sale, maturity or extinguishment of such derivatives are generally deferred and amortized over the remaining term of the related on-balance sheet instruments. Premiums on purchased options are deferred at inception and amortized into other income over the contract life.

(l)
Goodwill and intangible assets

        As of November 1, 2001, the Bank prospectively adopted the accounting standard on goodwill and other intangible assets. Goodwill represents the difference between the acquisition cost of an investment and the fair value of the net tangible assets acquired after an allocation is made for indefinite and finite life intangible assets. Goodwill is not amortized but is subject to fair value impairment tests, on at least an annual basis. Goodwill is allocated to reporting units and any goodwill impairment is identified by comparing the carrying value of the reporting unit with its fair value. If any impairment is identified, then the amount of the impairment is quantified by comparing the carrying value of goodwill to its fair value, based on the fair value of the assets and liabilities of the reporting unit. Intangibles with a finite life are amortized over their estimated useful life and also are tested for impairment whenever circumstances indicate that the carrying value may not be recoverable. Finite life intangible assets are considered impaired and written down to their net recoverable amount when their net carrying value exceeds their estimated future net cash flows. Any impairment of goodwill or intangible assets is charged to income in the period in which the impairment is determined. The Bank's finite life intangible assets consist primarily of core deposit intangibles that represent the intangible value of depositor relationships acquired when deposit liabilities are assumed in an acquisition. Other significant finite life intangible assets include term deposit, loan and mutual fund intangibles resulting from acquisitions. The majority of these finite life intangible assets are amortized to income on a double declining basis over eight years, based on their estimated useful lives.

60        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

(m)
Land, buildings and equipment

        Land is reported at cost. Buildings, equipment and leasehold improvements are reported at cost less accumulated depreciation. When the Bank reports a gain on sale of property in which it retains a significant leasing interest, the portion of the gain which can be allocated to the leased interest is deferred and amortized to income over the remaining term of the lease. Gains and losses on disposal are included in other income in the Consolidated Statement of Operations. When land, building and equipment are no longer in use or considered impaired they are written down to their net recoverable amount. Depreciation methods and rates by asset category are as follows:

Asset	Rate and depreciation method
Buildings	5% or 10%, declining balance
Computer equipment	30%, declining balance
Computer software	maximum 3 years, straight-line
Furniture, fixtures and other equipment	20%, declining balance
Leasehold improvements	estimated useful life, straight-line
(n)
Stock-based compensation plans

        The Bank operates various stock-based compensation plans. One of these plans is a stock option plan for eligible employees of the Bank. Under this plan, options are periodically awarded to participants to purchase common shares at prices equal to the closing market price of the shares on the date prior to the date the options were issued, subject to vesting provisions. For stock options issued up to October 31, 2002, no expenses have been recorded when the stock options were issued. The consideration paid by option holders on the exercise of the options is credited to capital stock. Until October 5, 2002, option holders could elect to receive cash for the options equal to the excess of the current market price of the shares over the option exercise price. Effective October 6, 2002, new grants of options and all outstanding options can only be settled for shares. Cash payments to option holders who elected to receive cash were charged to retained earnings on a net of tax basis. As of November 1, 2002, the Bank adopted the accounting standard on stock-based compensation and has elected to adopt on a prospective basis the fair value method of accounting for all stock option awards. Under this method the Bank recognizes a compensation expense based on the fair value of the options on the date of grant which is determined by using an option pricing model. The fair value of the options is recognized over the vesting period of the options granted as compensation expense and contributed surplus. The contributed surplus balance is reduced as the options are exercised and the amount initially recorded for the options in contributed surplus is credited to capital stock. No compensation expense is recorded for stock options awarded and outstanding prior to November 1, 2002.

        The Bank also operates a share purchase plan available to all employees. Under the plan, the Bank matches 50% of employees' permitted contributions toward the purchase of Bank common shares, subject to vesting provisions. The Bank's annual contributions are recorded in salaries and employee benefits.

        In addition, the Bank operates phantom share unit plans which are offered to certain employees of the Bank. Under these plans participants are granted phantom share units equivalent to the Bank's common stock that generally vest over three to four years. A liability is established by the Bank related to the phantom share units awarded and an incentive compensation expense is recognized in the Consolidated Statement of Operations over the vesting period. At the maturity date, the participant receives cash representing the value of the phantom share units. The Bank also offers deferred share unit plans to eligible executives. Under these plans a portion of the participant's annual incentive award may be deferred as share units equivalent to the Bank's common stock. The deferred share units are redeemable when the participant ceases to be an employee of the Bank and must be redeemed for cash within one year thereafter. Dividend equivalents accrue to the participants. Compensation expense for these plans are recorded in the year the incentive award is earned by the plan participant. Changes in the value of phantom share units and deferred share units are recorded, net of the effects of related hedges, in the Consolidated Statement of Operations.

(o)
Employee future benefits

        The Bank's principal pension plan is The Pension Fund Society of The Toronto-Dominion Bank, a defined benefit plan for which membership is voluntary. As a result of the acquisition of CT Financial Services Inc. (CT), the Bank sponsors a second pension plan consisting of a defined benefit portion and a defined contribution portion. Funding for both plans is provided by contributions from the Bank and members of the plans. In addition, the Bank maintains partially funded benefit plans for eligible employees. Related retirement benefits are paid from Bank assets and contributions.

        The Bank also provides certain post-retirement benefits, post-employment benefits, compensated absences and termination benefits for its employees (non-pension employee benefits), which are generally non-funded. These benefits include health care, life insurance and dental benefits. Employees eligible for the post-retirement benefits are those who retire from the Bank at certain retirement ages. Employees eligible for the post-employment benefits are those on disability and maternity leave.

        As of November 1, 2000, the Bank adopted the accounting standard on employee future benefits on a retroactive basis without restatement. As a result, an after-tax amount of $132 million was charged to retained earnings. For the defined benefit plans and the non-pension employee benefit plans, actuarial valuations are made each year to determine the present value of the accrued benefits. Pension and non-pension benefit expenses are determined based upon separate actuarial valuations using the projected benefit method pro-rated on service and management's best estimates of investment returns on the plan assets, compensation increases, retirement age of employees and estimated health care costs. The discount rate used to value liabilities is based on a market rate as of the valuation date. The expense includes the cost of benefits for the current year's service, interest expense on liabilities, expected income on plan assets based on fair values and the amortization of plan amendments on a straight-line basis over the expected average remaining service life of the employee group. The excess, if any, of the net actuarial gain or loss over 10% of the greater of the projected benefit obligation and the fair value of plan assets is also amortized over the expected average remaining service life of the employee group. The cumulative difference between expense and funding contributions is reported in other assets or other liabilities.

        For the defined contribution plans, annual pension expense is based on the Bank's contributions to the plan.

(p)
Provision for income taxes

        The Bank recognizes both the current and future income tax consequences of all transactions that have been recognized in the financial statements. Future income tax assets and liabilities are determined based on the tax rates that are expected to apply when the assets or liabilities are reported for tax purposes. The Bank records a valuation allowance when it is not more likely than not that all of the future tax assets recognized will be realized prior to their expiration.

(q)
Earnings per share

        The Bank uses the treasury stock method to calculate diluted earnings per share. The treasury stock method determines the number of additional common shares by assuming that the outstanding stock options, whose exercise price is less than the average market price of the Bank's common stock during the period, are exercised and then reduced by the number of common shares assumed to be repurchased with the exercise proceeds. Basic earnings per share is determined by dividing net income applicable to common shares by the average number of common shares outstanding for the period. Diluted earnings per share is determined using the same method as basic earnings per share except that the weighted average number of common shares outstanding includes the potential dilutive effect of stock options granted by the Bank as determined under the treasury stock method. Such potential dilution is not recognized in a loss period.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        61

(r)
Restructuring costs

        On April 1, 2003, the Bank prospectively adopted new guidance on the accounting for severance and termination benefits and the accounting for costs associated with exit and disposal activities (including costs incurred in a restructuring). The new guidance generally require recognition of costs related to severance, termination and exit and disposal activities in the period when they are incurred rather than at the date of commitment to an exit or disposal plan.

(s)
Insurance

        Earned premiums, net of fees, paid claims and changes in policy liabilities are included in other income.

(t)
Comparative figures

        Certain comparative figures have been reclassified to conform with the presentation adopted in 2003.

NOTE 2    SECURITIES

Securities maturity schedule at year end

	Remaining term to maturity
	Within 1 year	1 to 3 years	3 to 5 years	5 to 10 years	Over 10 years	No specific maturity	2003 Total	2002 Total
	(millions of dollars)
Investment securities
Government and government-insured securities
Canada	$2,610	$211	$85	$45	$6	$—	$2,957	$4,637
Mortgage-backed securities	33	9,771	1,120	—	—	—	10,924	8,118

Total Canada	2,643	9,982	1,205	45	6	—	13,881	12,755
Provinces	16	68	36	18	4	—	142	231

Total	2,659	10,050	1,241	63	10	—	14,023	12,986

Other debt securities
Canadian issuers	226	151	126	68	53	—	624	326
U.S. federal government	1,836	65	25	23	2	—	1,951	2,853
Other foreign governments	1,293	1,850	200	1	—	—	3,344	4,257
Other issuers	676	731	145	400	19	—	1,971	3,912

Total	4,031	2,797	496	492	74	—	7,890	11,348

Equity securities
Preferred shares	187	272	138	66	—	464	1,127	1,491
Common shares	—	—	—	—	—	1,735	1,735	2,977

Total	187	272	138	66	—	2,199	2,862	4,468

Total investment securities	6,877	13,119	1,875	621	84	2,199	24,775	28,802

Trading securities[1]
Government and government-insured securities
Canada	846	957	1,237	544	557	—	4,141	6,419
Provinces	478	371	554	726	587	—	2,716	2,860

Total	1,324	1,328	1,791	1,270	1,144	—	6,857	9,279

Other debt securities
Canadian issuers	63	229	256	673	451	—	1,672	1,928
U.S. federal government	203	76	171	232	37	—	719	1,644
Other foreign governments	344	755	384	775	1,126	—	3,384	2,848
Other issuers	2,941	4,209	5,517	6,187	3,634	—	22,488	23,154

Total	3,551	5,269	6,328	7,867	5,248	—	28,263	29,574

Equity securities
Preferred shares	—	—	7	—	604	135	746	962
Common shares	—	—	—	—	—	19,024	19,024	13,580

Total	—	—	7	—	604	19,159	19,770	14,542

Total trading securities	4,875	6,597	8,126	9,137	6,996	19,159	54,890	53,395

Total securities[2]	$11,752	$19,716	$10,001	$9,758	$7,080	$21,358	$79,665	$82,197

1
During fiscal 2003, a portfolio with a carrying value of approximately $2 billion was transferred from investment to trading securities along with the related hedges resulting in an immaterial net income effect (2002 — nil).

2
Includes loan substitutes in the amount of $3 million (2002 — $5 million).

62        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

Securities — Unrealized gains and losses

	2003				2002
	Book value	Gross unrealized gains	Gross unrealized losses	Estimated market value	Book value	Gross unrealized gains	Gross unrealized losses	Estimated market value
	(millions of dollars)
Investment securities
Government and government-insured securities
Canada	$13,881	$108	$18	$13,971	$12,755	$249	$1	$13,003
Provinces	142	3	—	145	231	1	—	232
Other debt securities
Canadian issuers	624	5	1	628	326	3	—	329
U.S. federal government	1,951	—	—	1,951	2,853	—	—	2,853
Other foreign governments	3,344	23	9	3,358	4,257	39	1	4,295
Other issuers	1,971	22	1	1,992	3,912	156	3	4,065
Equity securities
Preferred shares	1,127	103	3	1,227	1,491	31	26	1,496
Common shares	1,735	398	69	2,064	2,977	391	268	3,100

Total investment securities	24,775	662	101	25,336	28,802	870	299	29,373

Trading securities	54,890	—	—	54,890	53,395	—	—	53,395

Total securities	$79,665	$662	$101	$80,226	$82,197	$870	$299	$82,768

NOTE 3    LOANS, IMPAIRED LOANS AND ALLOWANCE FOR CREDIT LOSSES

Loans and impaired loans

2003	Gross amount of loans[1]	Gross impaired loans	Specific allowance	Impaired loans net of specific allowance	General allowance	Sectoral allowance	Total allowance for credit losses	Net amount of loans
	(millions of dollars)
Residential mortgages	$52,566	$51	$8	$43	$33	$—	$41	$52,525
Consumer instalment and other personal	43,185	114	62	52	215	—	277	42,908
Business and government	24,319	1,206	417	789	736	541	1,694	22,625

Total	$120,070	$1,371	$487	$884	$984	$541	$2,012	$118,058

2002
Residential mortgages	$52,810	$57	$10	$47	$16	$—	$26	$52,784
Consumer instalment and other personal	36,601	137	69	68	200	—	269	36,332
Business and government	36,716	2,331	995	1,336	925	1,285	3,205	33,511

Total	$126,127	$2,525	$1,074	$1,451	$1,141	$1,285	$3,500	$122,627

							2003	2002

Average gross impaired loans during the year							$2,305	$1,647

1
Loans are net of unearned income of $122 million (2002 — $229 million).

        Included in gross residential mortgages are Canadian government-insured mortgages of $36,659 million at October 31, 2003 (2002 — $41,360 million). Gross impaired loans include foreclosed assets held for sale with a gross carrying value of $17 million at October 31, 2003 (2002 — $27 million) and a related allowance of $5 million (2002 — $8 million).

        Included in consumer instalment and other personal loans are Canadian government-insured real estate secured personal loans of $2,578 million at October 31, 2003 (2002 — $2,680 million).

        Included in business and government loans are $3,241 million (2002 — $7,032 million) of gross loans in the communications sector and $2,579 million (2002 — $5,872 million) of gross loans in the utilities sector against which sectoral allowances of $216 million (2002 — $619 million) and $209 million (2002 — $508 million) have been provided, respectively.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        63

Allowance for credit losses

	2003				2002				2001
	Specific allowance	General allowance	Sectoral allowance	Total	Specific allowance	General allowance	Sectoral allowance	Total	Tota1[1]
	(millions of dollars)
Balance at beginning of year	$1,074	$1,141	$1,285	$3,500	$179	$1,141	$—	$1,320	$1,148
Provision for credit losses charged to the Consolidated Statement of Operations	423	(157)	(80)	186	1,455	—	1,470	2,925	920
Transfer from sectoral to specific	577	—	(577)	—	205	—	(205)	—	—
Write-offs[2]	(1,601)	—	—	(1,601)	(893)	—	—	(893)	(844)
Recoveries	120	—	57	177	127	—	—	127	90
Other, including foreign exchange rate changes	(106)	—	(144)	(250)	1	—	20	21	6

Allowance for credit losses at end of year	$487	$984	$541	$2,012	$1,074	$1,141	$1,285	$3,500	$1,320

1
There was no sectoral allowance for the year ended October 31, 2001.

2
For the year ended October 31, 2003, $39 million (2002 — $57 million; 2001 — nil) of write-offs related to restructured loans.

NOTE 4    LOAN SECURITIZATIONS

        During the year, the Bank securitized government guaranteed residential mortgage loans through the creation of mortgage-backed securities of $7,305 million (2002 — $3,735 million). The Bank retained the rights to future excess interest on the residential mortgages valued at $157 million (2002 — $159 million) and received cash flows on interests retained of $91 million (2002 — $24 million). The gain on sale, net of transaction fees and expenses and before the effects of hedges on the assets sold, was $77 million (2002 — $114 million). The Bank retained the responsibility for servicing the mortgages. The key assumptions used to value the sold and retained interests included a prepayment rate of 20.0% (2002 — 7.0%), an excess spread of .8% (2002 — 1.3%) and a discount rate of 6.7% (2002 — 4.2%). There are no expected credit losses as the mortgages are government guaranteed.

        During the year, the Bank also securitized $3,000 million in credit card receivables and retained the rights to future excess interest on the receivables valued at $53 million. The gain on sale, net of transaction fees and expenses was $43 million. The Bank retained the responsibility for servicing the credit card receivables. The key assumptions used to value the sold and retained interests included a monthly payment rate of 39.4%, a discount rate of 4.4% and expected credit losses of 3.2%.

        In addition, during the year, the Bank securitized commercial mortgages of $879 million (2002 — $89 million). The Bank retained the rights to future excess interest, subordinated tranches and a cash reserve account on $341 million of the commercial mortgages securitized valued at $11 million (2002 — nil). The key assumptions used to value these retained interests included a prepayment rate of 5.0%, a discount rate of 4.6% and expected credit losses of ..06%. The Bank retained the responsibility for servicing the $341 million of commercial mortgages securitized to which it holds a retained interest. The gain on sale related to all commercial mortgages securitized, net of transaction fees and expenses and before the effect of hedges on the assets sold was $28 million (2002 — $3 million).

        During the year, there were maturities of previously securitized loans and receivables of $3,580 million (2002 — $3,307 million). As a result, the net proceeds from loan securitizations were $7,604 million (2002 — $517 million).

        The following table presents key economic assumptions and the sensitivity of the current fair value of retained interests to two adverse changes in each key assumption as at October 31. The sensitivity analysis is hypothetical and should be used with caution.

2003	Residential mortgage loans	Personal loans	Credit card loans	Commercial mortgage loans
	(millions of dollars)
Fair value of retained interests	$268	$8	$27	$10
Discount rate	5.2%	6.7%	4.4%	4.1%
+10%	$(2)	$—	$(1)	$—
+20%	(4)	—	(2)	—
Prepayment rate	20.0%	5.8%	39.4%	5.0%
+10%	$(10)	$(1)	$(2)	$—
+20%	(19)	(1)	(4)	—
Expected credit losses	—%	—%	3.2%	.1%
+10%	$—	$—	$(1)	$—
+20%	—	—	(2)	—

2002
Fair value of retained interests	$184	$11
Discount rate	3.5%	3.4%
+10%	$(1)	$—
+20%	(3)	—
Prepayment rate	7.0%	5.5%
+10%	$(2)	$(1)
+20%	(5)	(2)
Expected credit losses	—%	—%
+10%	$—	$—
+20%	—	—

64        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

        The following table presents information about gross impaired loans and net write-offs for components of reported and securitized financial assets as at October 31.

	2003			2002
	Loans (net of allowance for credit losses)	Gross impaired loans	Net write offs	Loans (net of allowance for credit losses)	Gross impaired loans	Net write offs
	(millions of dollars)
Type of loan
Residential mortgages	$63,834	$51	$4	$60,857	$57	$2
Personal loans	48,988	125	380	42,886	151	389
Other loans	23,673	1,206	1,079	33,800	2,331	445

Total loans reported and securitized	136,495	1,382	1,463	137,543	2,539	836
Less: loans securitized	18,437	11	39	14,916	14	70

Loans held	$118,058	$1,371	$1,424	$122,627	$2,525	$766

NOTE 5    GOODWILL AND INTANGIBLE ASSETS

Goodwill

        The changes in the Bank's carrying value of goodwill, by business segment and in total, are as follows:

2003	Personal and Commercial Banking	Wholesale Banking	Wealth Management	Total
	(millions of dollars)
Carrying value of goodwill at beginning of year	$841	$526	$1,767	$3,134
Goodwill acquired during the year	—	—	—	—
Goodwill impairment	—	(350)	(274)	(624)
Foreign currency translation adjustments	—	(30)	(217)	(247)

Carrying value of goodwill at end of year	$841	$146	$1,276	$2,263

2002
Carrying value of goodwill at beginning of year	$841	$147	$1,310	$2,298
Goodwill acquired during the year	—	372	477	849
Foreign currency translation adjustments	—	7	(20)	(13)

Carrying value of goodwill at end of year	$841	$526	$1,767	$3,134

        During the second quarter of fiscal 2003, the Bank reviewed the value of goodwill assigned to the international unit of its wealth management business and determined that an impairment in value existed in this business given that the Bank's ability to profitably run a global brokerage business has been impacted by declining volumes in the discount brokerage business worldwide. As a result, a goodwill impairment loss of $274 million was charged to the Consolidated Statement of Operations.

        In addition, during the second quarter of fiscal 2003, the Bank reviewed the value of goodwill assigned to its U.S. equity options business in its Wholesale Banking segment and determined that impairment in value existed in this business given the dramatic volume and margin declines. The Bank determined that the benefits of the U.S. equity options acquisition in fiscal 2002 had not been realized. Consequently, a $350 million pre-tax goodwill impairment loss was charged to the Consolidated Statement of Operations and a related future income tax asset of $117 million was recorded for a net of tax charge of $233 million.

Intangible assets

        The following table presents details of the Bank's intangible assets as at October 31. Future income tax liabilities related to these intangible assets are disclosed in Note 15.

	2003			2002
	Carrying value	Accumulated amortization	Net carrying value	Net carrying value
	(millions of dollars)
Finite life intangible assets
Core deposit intangible assets	$1,993	$1,006	$987	$1,114
Other intangible assets	3,806	2,056	1,750	2,269

Total intangible assets	$5,799	$3,062	$2,737	$3,383

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        65

        Future amortization expense for the carrying amount of intangible assets is estimated to be as follows for the next five years:

(millions of dollars)
2004	$621
2005	484
2006	379
2007	299
2008	237

$2,020

        For comparative purposes, the table below is provided to present fiscal 2001 net income (loss) applicable to common shares and earnings per common share on a consistent basis with 2002 and 2003 (refer to Note 1 (l)).

	For the years ended October 31
	2003	2002	2001
	(millions of dollars)
Net income (loss)
Reported net income (loss) applicable to common shares	$989	$(160)	$1,300
Add back: goodwill amortization, net of income taxes	—	—	189

Net income (loss) applicable to common shares — excluding goodwill amortization	$989	$(160)	$1,489

Basic earnings (loss) per common share
Reported basic earnings (loss) per common share	$1.52	$(.25)	$2.07
Add back: goodwill amortization, net of income taxes	—	—	.30

Basic earnings (loss) per common share — excluding goodwill amortization	$1.52	$(.25)	$2.37

Diluted earnings (loss) per common share
Reported diluted earnings (loss) per common share	$1.51	$(.25)	$2.05
Add back: goodwill amortization, net of income taxes	—	—	.30

Diluted earnings (loss) per common share — excluding goodwill amortization	$1.51	$(.25)	$2.35

NOTE 6    LAND, BUILDINGS AND EQUIPMENT

	2003			2002
	Cost	Accumulated depreciation	Net book value	Net book value
	(millions of dollars)
Land	$188	$—	$188	$227
Buildings	464	161	303	349
Computer equipment and software	894	582	312	379
Furniture, fixtures and other equipment	571	277	294	328
Leasehold improvements	537	217	320	351

	$2,654	$1,237	$1,417	$1,634

Accumulated depreciation at the end of 2002 was $1,178 million.

Depreciation for land, buildings, and equipment amounted to $318 million for 2003 (2002 — $312 million; 2001 — $317 million).

NOTE 7    OTHER ASSETS

	2003	2002
	(millions of dollars)
Amounts receivable from brokers, dealers and clients	$4,006	$6,971
Accrued interest	1,421	1,841
Accounts receivable, prepaid expenses and other items	2,353	2,095
Insurance related assets, excluding investments	860	779
Prepaid pension expense (Note 14)	462	323

	$9,102	$12,009

66        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

NOTE 8    DEPOSITS

				2003	2002
	Demand[1]	Notice[2]	Term[3]	Total	Total
	(millions of dollars)
Personal	$15,675	$37,689	$52,632	$105,996	$100,942
Banks	688	44	11,226	11,958	16,800
Business and government	13,726	15,273	35,927	64,926	71,448

Total	$30,089	$53,006	$99,785	$182,880	$189,190

Non-interest-bearing deposits included above
In domestic offices				$4,948	$4,469
In foreign offices				35	58
Interest-bearing deposits included above
In domestic offices				126,993	126,916
In foreign offices				50,541	56,532
U.S. federal funds deposited				363	1,215

Total				$182,880	$189,190

1
Demand deposits are those for which the Bank does not have the right to require notice prior to withdrawal. These deposits are in general, chequing accounts.

2
Notice deposits are those for which the Bank can legally require notice prior to withdrawal. These deposits are in general, savings accounts.

3
Term deposits are those payable on a fixed date of maturity. These deposits are generally term deposits, guaranteed investment certificates and similar instruments.

NOTE 9    OTHER LIABILITIES

	2003	2002
	(millions of dollars)
Amounts payable to brokers, dealers and clients	$2,883	$3,477
Accrued interest	1,642	1,917
Accounts payable, accrued expenses and other items	4,319	2,210
Accrued salaries and employee benefits	752	530
Insurance related liabilities	1,325	1,122
Cheques and other items in transit	1,277	1,240
Accrued benefit liability (Note 14)	370	334

	$12,568	$10,830

NOTE 10    SUBORDINATED NOTES AND DEBENTURES

        The notes and debentures are direct unsecured obligations of the Bank or its subsidiaries and are subordinated in right of payment to the claims of depositors and certain other creditors of the Bank or its subsidiaries. Where appropriate, the Bank has entered into interest rate options, interest rate swaps and currency swaps to modify the related interest rate and foreign currency risks.

				Outstanding October 31
Interest rate (%)		Redeemable at par by issuer beginning[4]	Foreign currency amount
	Maturity date			2003	2002
				(millions of dollars)
Various[1]	Jan. 2004 to Apr. 2006	—		$12	$20
Floating rate[2]	Aug. 2003	—	US$75 million	—	116
Floating rate[3]	Oct. 2003	—		—	100
8.00	Dec. 2003	—		150	150
6.50	Aug. 2008	—	US$150 million	198	234
6.15	Oct. 2008	—	US$150 million	198	234
6.13	Nov. 2008	—	US$100 million	131	155
6.45	Jan. 2009	—	US$150 million	198	234
6.60	Apr. 2010	Apr. 2005		750	750
8.40	Dec. 2010	Dec. 2005		150	150
6.00	July 2011	July 2006		800	800
6.55	July 2012	July 2007		500	500
5.20	Sept. 2012	Sept. 2007		550	550
4.54	Sept. 2013	Sept. 2008		1,000	—
10.05	Aug. 2014	—		150	150
5.69	June 2018	June 2013		900	—
9.15	May 2025	—		200	200

				$5,887	$4,343

1
Interest is payable at various rates, from .13% to 2.95%.

2
Interest at three-month U.S. dollar LIBOR, subject to a minimum of 4.10%.

3
Interest at three-month customers' liability under acceptance rate less .30%, subject to minimum and maximum rates of 6.50% and 9% respectively.

4
Subject to prior approval of the Superintendent of Financial Institutions Canada.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        67

Repayment schedule

        The aggregate maturities of the Bank's subordinated notes and debentures are as follows:

	2003	2002
	(millions of dollars)
Within 1 year	$157	$229
Over 1 to 2 years	5	157
Over 4 to 5 years	396	—
Over 5 years	5,329	3,957

	$5,887	$4,343

NOTE 11    NON-CONTROLLING INTEREST IN SUBSIDIARIES

	2003	2002
	(millions of dollars)
Trust units issued by TD Capital Trust
900,000 Capital Trust Securities — Series 2009	$900	$900
Trust units issued by TD Capital Trust II
350,000 Capital Trust Securities — Series 2012	350	350

	$1,250	$1,250

TD Capital Trust Securities — Series 2009

        The TD Capital Trust Securities (TD CaTS) are issued by TD Capital Trust, whose voting securities are owned 100% by the Bank. Holders of TD CaTS are eligible to receive semi-annual non-cumulative fixed cash distributions of $38 per TD CaTS. Should the trust fail to pay the semi-annual distributions in full, the Bank's ability to declare dividends on Bank common and preferred shares would be restricted.

        Between June 30, 2005 and December 31, 2009, the trust has the option of redeeming the outstanding TD CaTS for the greater of: (a) $1,000 together with unpaid distributions to the date of redemption and (b) a price calculated to provide an annual yield equal to the yield of a Government of Canada bond maturing on December 31, 2009 at that time plus .38% together with unpaid distributions to the date of redemption. In the event of an unfavourable change in tax or capital treatment as it applies to the trust prior to June 30, 2005, the trust may redeem the outstanding TD CaTS for a redemption price as calculated above. On or after December 31, 2009, the redemption price would be $1,000 together with unpaid distributions to the date of redemption. Such redemption rights are subject to the approval of the Superintendent of Financial Institutions Canada.

        On or after June 30, 2010, each TD CaTS may, at the option of the holder, be converted semi-annually into one Non-cumulative Class A Redeemable First Preferred Share of the Bank. By giving at least 60 days of notice prior to the date of conversion to all holders who have given a conversion notice, the Bank may redeem or find substitute purchasers at the purchase price of $1,000 per TD CaTS together with unpaid distributions to the date of conversion.

        Each TD CaTS may be automatically exchanged into one preferred share of the Bank without consent of the holder in the following circumstances: (a) proceedings are commenced for the winding-up of the Bank; (b) the Superintendent of Financial Institutions Canada takes control of the Bank; (c) the Bank has Tier 1 capitalization of less than 5% or a Total Capital ratio of less than 8%; or (d) the Bank has failed to comply with a direction of the Superintendent of Financial Institutions Canada to increase its capital or provide additional liquidity.

        The distribution rate on the trust securities is 7.60% per annum.

TD Capital Trust Securities — Series 2012

        The TD Capital Trust Securities (TD CaTS II) are issued by TD Capital Trust II, whose voting securities are owned 100% by the Bank. Holders of TD CaTS II are eligible to receive semi-annual non-cumulative fixed cash distributions of $33.96 per TD CaTS II. Should the trust fail to pay the semi-annual distributions in full, the Bank's ability to declare dividends on Bank common and preferred shares would be restricted. The proceeds from the issuance were invested in Bank deposits.

        Between December 31, 2007 and December 31, 2012, the trust has the option of redeeming the outstanding TD CaTS II for the greater of: (a) $1,000 together with unpaid distributions to the date of redemption and (b) a price calculated to provide an annual yield equal to the yield of a Government of Canada bond maturing on December 31, 2012 at that time plus .38% together with unpaid distributions to the date of redemption. In the event of an unfavourable change in tax or capital treatment as it applies to the trust prior to December 31, 2012, the trust may redeem the outstanding TD CaTS II for a redemption price as calculated above. On or after December 31, 2012, the redemption price would be $1,000 together with unpaid distributions to the date of redemption. Such redemption rights are subject to the approval of the Superintendent of Financial Institutions Canada.

        At any time, each TD CaTS II may, at the option of the holder, be converted into 40 Non-cumulative Class A Redeemable First Preferred Shares, Series A2 of the Bank. Prior to the conversion, provided the holder has not withheld consent, the Bank may find substitute purchasers at a purchase price not less than 90% of the closing price of the TD CaTS II.

        Each TD CaTS II may be automatically exchanged into 40 Non-cumulative Class A Redeemable First Preferred Shares, Series A3 of the Bank without consent of the holder subject to events similar to those described for TD CaTS — (Series 2009).

        The distribution rate on the trust securities is 6.792% per annum. No Non-cumulative Class A Redeemable First Preferred Shares, Series A2 or Series A3 have been issued as at October 31, 2003. If issued, these shares would have dividend rates of 4.40% and 5.15%, respectively.

68        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

NOTE 12    CAPITAL STOCK

        The share capital of the Bank consists of:

Authorized

        An unlimited number of Class A First Preferred Shares, without par value, issuable in series.

        An unlimited number of common shares, without par value.

	2003	2002
	(millions of dollars)
Issued and fully paid
Preferred shares issued by the Bank
Non-cumulative Redeemable Class A First Preferred Shares
7,000,000 Series G (US$175 million)	$—	$272
9,000,000 Series H	225	225
16,065 Series I	—	—
16,383,935 Series J	410	410
6,000,000 Series K	—	150
2,000,000 Series L (US$50 million)	—	78
14,000,000 Series M	350	—
8,000,000 Series N	200	—

	1,185	1,135
Preferred shares issued by TD Mortgage Investment Corporation
350,000 Non-cumulative Preferred Shares, Series A	350	350

Total preferred shares	1,535	1,485
Common shares (2003 — 656,260,564; 2002 — 645,399,134)	3,179	2,846

	$4,714	$4,331

Preferred shares

        None of the outstanding preferred shares are redeemable at the option of the holder.

        Redemptions and repurchases of all preferred shares are subject to the prior approval of the Superintendent of Financial Institutions Canada.

Class A First Preferred Shares, Series G

        On May 1, 2003, the Bank redeemed all the outstanding Class A First Preferred Shares, Series G at the price of US$25 per share.

Class A First Preferred Shares, Series H

        Until April 30, 2004, the Bank has the option of redeeming the outstanding Series H shares for $25.50 per share. After April 30, 2004, the redemption price is reduced to $25.00 per share together with declared and unpaid dividends to the date of redemption.

        At any time, the Bank may convert the outstanding Series H shares in whole or in part into common shares, determined by dividing the then applicable redemption price per Series H share together with declared and unpaid dividends to the date of conversion by the greater of $1.00 and 95% of the average trading price of such common shares at that time.

        On or after January 31, 2005, each Series H share may, at the option of the holder, be converted quarterly into common shares as described above.

        By giving at least 40 days of notice prior to the date of conversion to all holders who have given a conversion notice, the Bank may redeem or find substitute purchasers at the purchase price of $25.00 cash per share together with declared and unpaid dividends to the date of conversion.

Class A First Preferred Shares, Series I

        On November 1, 1999, the Bank issued 16,400,000 units for cash consideration of $102.5 million. Each unit consisted of one Non-cumulative Class A Redeemable First Preferred Share, Series I and one Non-cumulative Class A Redeemable First Preferred Share, Series J Purchase Warrant.

        On or prior to October 31, 2000, the unitholders had the option of exercising one Series J Purchase Warrant together with a cash payment of $18.75 per share to convert one Series I share into one Series J share. A total of 16,383,935 Series I shares were converted into Series J shares.

        On or after November 1, 2004, the Bank has the option of redeeming the outstanding Series I shares for $6.25 per share together with declared and unpaid dividends to the date of redemption.

Class A First Preferred Shares, Series J

        Between April 30, 2005 and October 30, 2005, the Bank has the option of redeeming the outstanding Series J shares for $26.00 per share. The redemption price, together with declared and unpaid dividends to the date of redemption, is reduced to $25.80 after October 30, 2005; $25.60 after October 30, 2006; $25.40 after October 30, 2007; $25.20 after October 30, 2008; and $25.00 after October 30, 2009.

        On or after April 30, 2005, the Bank may convert the outstanding Series J shares in whole or in part into common shares, determined by dividing the then applicable redemption price per Series J share together with declared and unpaid dividends to the date of conversion by the greater of $2.00 and 95% of the average trading price of such common shares at that time. On or after January 29, 2010, each Series J share may, at the option of the holder, be converted quarterly into common shares as described above.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        69

        By giving at least 40 days of notice prior to the date of conversion to all holders who have given a conversion notice, the Bank may redeem or find substitute purchasers at the purchase price of $25.00 cash per share together with declared and unpaid dividends to the date of conversion.

Class A First Preferred Shares, Series K

        On February 3, 2003, the Bank redeemed all the outstanding Class A First Preferred Shares, Series K at a price of $25.00 per share.

Class A First Preferred Shares, Series L

        On February 3, 2003, the Bank redeemed all the outstanding Class A First Preferred Shares, Series L at a price of US$25.00 per share.

Class A First Preferred Shares, Series M

        On February 3, 2003, the Bank issued 14,000,000 Series M shares for gross cash consideration of $350 million.

        On or after April 30, 2009, the Bank may redeem all, or from time to time part, of the outstanding Series M shares by payment in cash of $26.00 per share if redeemed prior to April 30, 2010; $25.75 if redeemed on or after April 30, 2010 and prior to April 30, 2011; $25.50 if redeemed on or after April 30, 2011 and prior to April 30, 2012; $25.25 if redeemed on or after April 30, 2012 and prior to April 30, 2013; and $25.00 if redeemed thereafter together with the unpaid dividends to the date of redemption.

        On or after April 30, 2009, the Bank may convert the outstanding Series M shares in whole or in part into common shares of the Bank, determined by dividing the then applicable redemption price per Series M share together with any declared and unpaid dividends to the date of conversion by the greater of $2.00 and 95% of the average trading price of such common shares at that time.

        On or after October 31, 2013, each Series M share may, at the option of the holder, be converted quarterly into common shares as described above.

        By giving at least 40 days of notice prior to the date of conversion to all holders who have given a conversion notice, the Bank may redeem or find substitute purchasers at the purchase price of $25.00 cash per share together with unpaid dividends to the date of conversion.

Class A First Preferred Shares, Series N

        On April 30, 2003, the Bank issued 8,000,000 Series N shares for gross cash consideration of $200 million.

        On or after April 30, 2009, the Bank may redeem all, or from time to time part, of the outstanding Series N shares by payment in cash of $26.00 per share if redeemed prior to April 30, 2010; $25.75 if redeemed on or after April 30, 2010 and prior to April 30, 2011; $25.50 if redeemed on or after April 30, 2011 and prior to April 30, 2012; $25.25 if redeemed on or after April 30, 2012 and prior to April 30, 2013; and $25.00 if redeemed thereafter together with unpaid dividends to the date of redemption.

        On or after April 30, 2009, the Bank may convert the outstanding Series N shares in whole or in part into common shares of the Bank, determined by dividing the then applicable redemption price per Series N share together with any declared and unpaid dividends to the date of conversion by the greater of $2.00 and 95% of the average trading price of such common shares at that time.

        On or after January 31, 2014, each Series N share may, at the option of the holder, be converted quarterly into common shares as described above.

        By giving at least 40 days of notice prior to the date of conversion to all holders who have given a conversion notice, the Bank may redeem or find substitute purchasers at the purchase price of $25.00 cash per share together with unpaid dividends to the date of conversion.

TD Mortgage Investment Corporation Preferred Shares, Series A

        Semi-annually, on or after October 31, 2007, TD Mortgage Investment Corporation (TDMIC) has the option of redeeming the outstanding Series A shares for $1,000.00 per share.

        Semi-annually, on or after October 31, 2007, the Bank may exchange the outstanding Series A shares in whole into common shares of the Bank, determined by dividing $1,000.00 plus the declared and unpaid dividends to the date of exchange by 95% of the average trading price of such common shares at that time.

        Semi-annually, on or after October 31, 2007, each Series A share may, at the option of the holder, be exchanged into common shares of the Bank, determined by dividing $1,000.00 plus the declared and unpaid dividends to the date of exchange by the greater of $1.00 and 95% of the average trading price of such common shares at that time.

        By giving at least two business days of notice prior to the date of exchange to all holders who have given an exchange notice, TDMIC may redeem or the Bank may find substitute purchasers at the purchase price of $1,000.00 plus the declared and unpaid dividends to the date of conversion.

        Each Series A share may be automatically exchanged into one preferred share of the Bank without consent of the holder in the following specific circumstances: (a) TDMIC fails to pay dividends on the Series A shares; (b) the Bank fails to pay dividends on all of its non-cumulative preferred shares; (c) proceedings are commenced for the winding-up of the Bank; (d) the Superintendent of Financial Institutions Canada takes control of the Bank; (e) the Bank has Tier 1 capitalization of less than 5% or a Total Capital ratio of less than 8%; or (f) the Bank or TDMIC has failed to comply with a direction of the Superintendent of Financial Institutions Canada to increase its capital or provide additional liquidity.

Dividend rates on preferred shares

		Rate
		(per share)
Series G	Quarterly	US$.33750
Series H	Quarterly	$.44375
Series I	Quarterly	$.01000
Series J	Quarterly	$.31875
Series K	Quarterly	$.45940
Series L	Quarterly	US$.40000
Series M	Quarterly	$.29375
Series N	Quarterly	$.28750
TDMIC, Series A	Semi-annually	$32.30

70        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

Common shares

	2003	2002
Number outstanding at beginning of year	645,399,134	628,451,159
Issued (cancelled) on acquisition of subsidiaries	—	(18,789)
Issued for cash (Note 22)	—	10,958,900
Issued on exercise of options	2,900,483	836,754
Issued as a result of dividend reinvestment plan	7,960,947	5,171,110

Number outstanding at end of year	656,260,564	645,399,134

Dividend reinvestment plan

        The Bank offers a dividend reinvestment plan for its common shareholders. Participation in the plan is optional and under the terms of the plan, cash dividends on common shares are used to purchase additional common shares. The common shares may be purchased either from the Bank's treasury at an average market price based on the last five trading days before the date of the dividend payment with a discount range of 0% to 5% at the Bank's discretion or from the open market at market price. During the year, a total of 7,960,947 common shares (2002 — 5,171,110) have been issued from the Bank's treasury at a discount of 2.5% (2002 — 2.5%) of the average market price under the dividend reinvestment plan.

Dividend restrictions

        The Bank is prohibited by the Bank Act from declaring dividends on its preferred or common shares if there are reasonable grounds for believing that the Bank is, or the payment would cause the Bank to be, in contravention of the capital adequacy and liquidity regulations of the Bank Act or directions of the Superintendent of Financial Institutions Canada. The Superintendent of Financial Institutions Canada administers a restriction under the Bank Act on the Bank's ability to pay dividends on common and preferred shares which assesses the ongoing maintenance by the Bank of satisfactory regulatory capital and liquidity. The Bank does not anticipate that these conditions will restrict it from paying dividends in the normal course of business.

        The Bank is also restricted in the event that either TD Capital Trust or TD Capital Trust II fails to pay semi-annual distributions in full to holders of TD Capital Trust Securities. In addition, the ability to pay dividends on its common shares without the approval of the holders of the outstanding preferred shares is restricted unless all dividends on the preferred shares have been declared and paid or set apart for payment. Currently, these limitations do not restrict the payment of dividends on preferred or common shares.

NOTE 13    STOCK-BASED COMPENSATION

Stock option plan

        Under the Bank's stock option plan, options on common shares are periodically granted to eligible employees and non-employee directors of the Bank for terms of 10 years, vesting over a four-year period. These options provide holders with the right to purchase common shares of the Bank at a fixed price equal to the closing market price of the shares on the day prior to the date the options were issued. Under this plan, 18,535,594 common shares have been reserved for future issuance (2002 — 22,075,610). The outstanding options expire on various dates to March 2013. The Bank's predecessor plan, the 1993 stock option plan, expired in 2000 and there will be no further issuance of stock options from this plan. The outstanding options under the 1993 stock option plan expire on various dates to July 2010. A summary of the Bank's stock option activity and related information for the years ended October 31 is as follows:

	2003	Weighted average exercise price	2002	Weighted average exercise price	2001	Weighted average exercise price
Number outstanding, beginning of year	23,859,413	$30.35	22,218,787	$26.65	23,403,443	$22.54
Granted	4,065,116	33.42	4,708,800	41.11	3,639,640	41.66
Exercised — cash	—	—	(1,673,495)	17.51	(2,593,303)	15.30
— shares	(2,900,483)	16.25	(836,754)	15.84	(1,303,943)	13.38
Forfeited/cancelled	(644,350)	40.00	(557,925)	36.06	(927,050)	32.27

Number outstanding, end of year	24,379,696	$32.28	23,859,413	$30.35	22,218,787	$26.65

Exercisable, end of year	14,775,784	$28.87	13,239,598	$23.94	13,081,260	$20.49

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        71

        The following table summarizes information relating to stock options outstanding and exercisable at October 31, 2003.

	Options outstanding
				Options exercisable
		Weighted average remaining contractual life (years)
Range of exercise prices	Number outstanding		Weighted average exercise price	Number exercisable	Weighted average exercise price
$10.44 – $11.81	1,293,662	2.4	$11.08	1,293,662	$11.08
$17.45 – $25.43	5,214,309	4.6	$22.05	5,214,309	$22.05
$27.15 – $40.55	10,550,500	6.9	$33.65	5,663,675	$33.40
$40.80 – $42.90	7,321,225	7.6	$41.32	2,604,138	$41.45

        During fiscal 2003, the Bank has recognized a compensation expense of $9 million for the stock option awards granted during the year in the Consolidated Statement of Operations. The fair value of options granted was estimated at the date of grant using the Black-Scholes valuation model with the following assumptions: (i) risk-free interest rate of 4.29%, (ii) expected option life of 5.5 years, (iii) expected volatility of 27.7% and (iv) expected dividend yield of 3.37%. During the year, options were granted with a weighted-average fair value of $7.49 per option.

Other stock-based compensation plans

        Phantom share unit plans are offered to certain employees of the Bank. The number of Bank phantom share units under these plans at October 31, 2003 is 5,064,400 (2002 — 3,634,300; 2001 — 350,100) subject to final determination in December 2003 based on then current share prices. For the year ended October 31, 2003, the Bank recognized compensation expense, net of the effects of hedges, for these plans of $51 million (2002 — $37 million; 2001 — $2 million).

        A Senior Executive Deferred Share Unit Plan is offered to eligible executives of the Bank. As at October 31, 2003, a total of 1,377,471 deferred share units were outstanding (2002 — 1,309,764; 2001 — 1,197,524).

Employee savings plan

        Under the Bank's Employee Savings Plan (ESP), employees may contribute up to 6% of their annual base earnings to a maximum of $4,500 per calendar year toward the purchase of Bank common shares. The Bank matches 50% of the employee contribution amount. The Bank's contributions vest once the employee has completed two years of continuous service with the Bank. For the year ended October 31, 2003, the Bank's contributions totalled $32 million (2002 — $18 million; 2001 — $13 million). As at October 31, 2003, an aggregate of 5,236,646 common shares were held under the ESP (2002 — 4,476,634; 2001 — 5,001,746). The shares in the ESP are purchased in the open market and are considered outstanding for computing earnings per share. Dividends earned on Bank common shares held by the ESP are used to purchase additional common shares for the ESP in the open market.

NOTE 14    EMPLOYEE FUTURE BENEFITS

Pension benefit plan

        The Bank's principal pension plan, The Pension Fund Society of The Toronto-Dominion Bank, is a defined benefit plan funded by contributions from the Bank and from members. In accordance with legislation, the Bank contributes amounts determined on an actuarial basis to the plan and has the ultimate responsibility for ensuring that the liabilities of the plan are adequately funded over time.

        Pension benefits are based upon the length of service and the final five years' average salary of the employees.

        The table on the following page presents the financial position of the Bank's principal pension plan. The pension plan assets and obligations are measured as at July 31.

72        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

	2003	2002	2001
	(millions of dollars)
Change in projected benefit obligation
Projected benefit obligation at beginning of period	$1,271	$1,257	$1,144
Service cost — benefits earned	31	26	19
Interest cost on projected benefit obligation	90	86	82
Members' contributions	25	19	17
Benefits paid	(92)	(88)	(82)
Actuarial (gains) losses	7	9	2
Change in actuarial assumptions	86	(42)	76
Plan amendments	—	5	4
Other	—	(1)	(5)

Projected benefit obligation at end of period	1,418	1,271	1,257

Change in plan assets
Plan assets at fair value at beginning of period	1,164	1,191	1,263
Actual income on plan assets	55	55	49
Gain (loss) on disposal of investments	80	(23)	67
Members' contributions	25	19	17
Employer's contributions	291	76	—
Increase (decrease) in unrealized gains on investments	(11)	(57)	(114)
Benefits paid	(92)	(88)	(82)
General and administrative expenses	(9)	(8)	(7)
Other	4	(1)	(2)

Plan assets at fair value at end of period	1,507	1,164	1,191

Excess (deficit) of plan assets over projected benefit obligation	89	(107)	(66)
Unrecognized net (gain) loss from past experience, different from that assumed, and effects of changes in assumptions	299	253	178
Unrecognized prior service costs	7	8	4
Employer's contributions in fourth quarter	13	152	40

Prepaid pension expense	$408	$306	$156

Annual expense
Net pension expense includes the following components:
Service cost — benefits earned	$31	$26	$19
Interest cost on projected benefit obligation	90	86	82
Expected return on plan assets	(85)	(81)	(98)
Amortization of net actuarial (gains) losses	13	6	—
Amortization of prior service costs	1	1	—

Pension expense	$50	$38	$3

Actuarial assumptions at end of period
Weighted average discount rate for projected benefit obligation	6.50%	7.00%	6.75%
Weighted average rate of compensation increase	3.50	3.50	3.50
Weighted average expected long-term rate of return on plan assets[1]	6.75	6.75	6.75

1
Net of fees and expenses.

        For 2003, the Bank's principal pension plan's net assets included investments in the Bank and its affiliates which had a market value of $65 million (2002 — $118 million; 2001 — $134 million).

        The effect of a one percentage point increase or decrease in the weighted average expected long-term rate of return on plan assets on the 2003 pension expense would be a $13 million decrease or increase, respectively.

Other pension plans

        In connection with the acquisition of CT, the Bank sponsors a second pension plan consisting of a defined benefit portion and a defined contribution portion. Funding for both portions is provided by contributions from the Bank and members of the plan. The defined benefit portion of the plan was closed to new members after May 31, 1987. CT employees joining the plan on or after June 1, 1987 were only eligible to join the defined contribution portion. Effective August 2002, the defined contribution portion of the plan was closed to new contributions from active employees and employees eligible for that plan became eligible to join the Bank's principal defined benefit plan.

        For 2003, the defined benefit portion of CT's plan reported a projected benefit obligation of $307 million (2002 — $289 million; 2001 — $272 million), plan assets with a fair value of $309 million (2002 — $271 million; 2001 — $271 million) and the prepaid pension expense was $54 million (2002 — $17 million; 2001 — $14 million). The 2003 pension expense was $3 million (2002 — $3 million; 2001 — $.7 million).

        The 2003 pension expense for the defined contribution portion was $.5 million (2002 — $10 million; 2001 — $14 million).

        With respect to the Bank's largest other benefit plan, a partially funded benefit plan for eligible employees, the projected benefit obligation was $211 million (2002 — $182 million; 2001 — $137 million), the plan assets had a fair value of $11 million (2002 — $20 million; 2001 — $23 million) and the accrued benefit liability was $137 million (2002 — $119 million; 2001 — $107 million). The 2003 pension expense was $20 million (2002 — $13 million; 2001 — $10 million).

        Other plans operated by the Bank and certain of its subsidiaries are not considered material for disclosure purposes.

Non-pension post-retirement benefit plans

        In addition to the Bank's pension plans, the Bank also provides certain health care, life insurance and dental benefits to retired employees. The table on the following page presents the financial position of the Bank's non-pension post-retirement benefit plans.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        73

	2003	2002	2001
	(millions of dollars)
Change in projected benefit obligation
Projected benefit obligation at beginning of period	$220	$213	$183
Service cost — benefits earned	8	8	7
Interest cost on projected benefit obligation	16	15	13
Benefits paid	(5)	(4)	(7)
Change in actuarial assumptions	20	(9)	20
Actuarial (gains) losses	9	(3)	—
Other	—	—	(3)

Projected benefit obligation at end of period	268	220	213

Unrecognized net (gain) loss from past experience, different from that assumed, and effects of changes in assumptions	34	5	17
Employer's contributions in fourth quarter	1	—	—

Accrued benefit liability	$233	$215	$196

Annual expense
Net non-pension post-retirement benefit expense includes the following components:
Service cost — benefits earned	$8	$8	$7
Interest cost on projected benefit obligation	16	15	13

Non-pension post-retirement benefit expense	$24	$23	$20

Actuarial assumptions at end of period
Weighted average discount rate for projected benefit obligation	6.75%	7.00%	6.75%
Weighted average rate of compensation increase	3.50	3.50	3.50

        The assumed health care cost increase rate for the next year used to measure the expected cost of benefits covered for the non-pension post-retirement benefit plans is 6.25%. The rate is assumed to decrease gradually to 4.5% over seven years and remain at that level thereafter. For 2003, the effect of one percentage point increase or decrease in the assumed health care cost trend rate on the benefit expense is a $4 million increase and a $3 million decrease, respectively, and on the benefit obligation, a $36 million increase and a $29 million decrease, respectively.

NOTE 15    PROVISION FOR (BENEFIT OF) INCOME TAXES

	2003	2002	2001
	(millions of dollars)
Provision for income taxes — Consolidated Statement of Operations[1]
Current income taxes	$392	$571	$931
Future income taxes	(70)	(1,016)	(1,137)

	322	(445)	(206)

Provision for income taxes — Consolidated Statement of Changes in Shareholders' Equity
Current income taxes	481	46	(217)
Future income taxes	(4)	(1)	(74)

	477	45	(291)

Total provision for (benefit of) income taxes	$799	$(400)	$(497)

Current income taxes
Federal	$582	$405	$370
Provincial	229	160	140
Foreign	62	52	204

	873	617	714

Future income taxes[2]
Federal	(56)	(591)	(785)
Provincial	(16)	(184)	(343)
Foreign	(2)	(242)	(83)

	(74)	(1,017)	(1,211)

	$799	$(400)	$(497)

1
Includes the tax effect of goodwill amortization of $9 million in fiscal 2001.

2
Includes a net future income tax benefit of $3 million (2002 — $22 million; 2001 — $215 million) related to federal and provincial tax rate reductions.

74        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

        The provision for (benefit of) income taxes shown in the Consolidated Statement of Operations differs from that obtained by applying statutory tax rates to the income (loss) before provision for (benefit of) income taxes for the following reasons:

	2003		2002		2001
	(millions of dollars)
Income taxes at Canadian statutory income tax rate	$542	36.4%	$(172)	38.4%	$520	41.1%
Increase (decrease) resulting from:
Goodwill amortization and impairment	114	7.7	—	—	55	4.4
Dividends	(179)	(12.0)	(175)	39.1	(155)	(12.3)
Rate differentials on international operations	(146)	(9.8)	(84)	18.8	(240)	(19.0)
Future federal and provincial tax rate reductions	(3)	(.2)	(21)	4.7	(215)	(17.0)
Federal large corporations tax	13.9		16	(3.6)	18	1.4
Gains on sale of investment real estate	—	—	(1)	.2	(115)	(9.1)
Other — net	(19)	(1.4)	(8)	1.7	(74)	(5.8)

Provision for (benefit of) income taxes and effective income tax rate	$322	21.6%	$(445)	99.3%	$(206)	(16.3)%

        The net future tax asset which is reported in other assets is comprised of:

	2003	2002
	(millions of dollars)
Future income tax assets
Allowance for credit losses	$653	$1,047
Premises and equipment	248	205
Deferred income	22	67
Securities	185	111
Goodwill	117	—
Employee benefits	149	113
Other	98	70

Total future income tax assets	1,472	1,613
Valuation allowance	(41)	(15)

Future income tax assets	1,431	1,598

Future income tax liabilities
Intangible assets	(840)	(1,122)
Employee benefits	(122)	(100)
Other	(83)	(64)

Future income tax liabilities	(1,045)	(1,286)

Net future income tax asset	$386	$312

        Earnings of certain international subsidiaries would be taxed only upon repatriation to Canada. The Bank has not recognized a future income tax liability for these undistributed earnings since it does not currently plan to repatriate them. If all the undistributed earnings of the international operations of these subsidiaries were repatriated, estimated taxes payable would be $206 million at October 31, 2003 (2002 — $235 million).

NOTE 16    FAIR VALUE OF FINANCIAL INSTRUMENTS

	2003		2002
Consolidated Balance Sheet	Carrying value	Estimated fair value	Carrying value	Estimated fair value
	(millions of dollars)
Assets
Securities	$79,665	$80,226	$82,197	$82,768
Loans	118,058	118,658	122,627	123,591
Liabilities
Deposits	182,880	183,397	189,190	189,860
Subordinated notes and debentures	5,887	6,246	4,343	4,662

        Fair values are based on the following methods of valuation and assumptions:

        For assets and liabilities which are short term in nature or contain variable rate features, fair value is considered to be equal to carrying value. These items are not listed above.

        Details of the estimated fair value of derivative financial instruments are provided in Note 18.

        The estimated fair value of securities is determined as the estimated market values reported in Note 2.

        The estimated fair value of loans reflects changes in general interest rates which have occurred since the loans were originated and changes in the creditworthiness of individual borrowers. For fixed rate loans, estimated fair value is determined by discounting the expected future cash flows related to these loans at market interest rates for loans with similar credit risks.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        75

        The estimated fair value of term deposits is determined by discounting the contractual cash flows using interest rates currently offered for deposits with similar terms.

        The estimated fair value of the subordinated notes and debentures is determined by reference to quoted market prices.

NOTE 17    INTEREST RATE RISK

        The Bank's management of interest rate risk is described in the Managing risk section of the Management's Discussion and Analysis contained in the Bank's Annual Report. The Canadian Institute of Chartered Accountants' Handbook Section 3860, Financial Instruments — Disclosure and Presentation, requires disclosure of exposure to interest rate risk in a prescribed format, as set out in the following table.

Interest rate risk1

2003	Floating rate	Within 3 months	3 months to 1 year	Total within 1 year	1 year to 5 years	Over 5 years	Non-interest sensitive	Total
	(billions of dollars)
Assets
Cash resources	$.4	$7.1	$—	$7.5	$—	$—	$.2	$7.7
Effective yield		1.2%	2.1%
Securities purchased under resale agreements	$3.1	$11.6	$2.4	$17.1	$—	$—	$.4	$17.5
Effective yield		2.3%	2.4%
Investment securities	$.3	$5.8	$5.7	$11.8	$11.8	$.8	$.4	$24.8
Effective yield		2.3%	3.5%		3.8%	8.0%
Trading securities	$54.9	$—	$—	$54.9	$—	$—	$—	$54.9
Loans	$42.7	$17.6	$15.2	$75.5	$39.0	$3.0	$.5	$118.0
Effective yield		4.1%	5.2%		5.6%	5.5%
Other	$35.1	$—	$—	$35.1	$—	$—	$15.5	$50.6

Total assets	$136.5	$42.1	$23.3	$201.9	$50.8	$3.8	$17.0	$273.5

Liabilities and shareholders' equity
Deposits	$47.1	$57.3	$23.6	$128.0	$29.3	$1.1	$24.5	$182.9
Effective yield		1.4%	2.7%		3.7%	4.4%
Obligations related to securities sold short	$15.3	$—	$—	$15.3	$—	$—	$—	$15.3
Obligations related to securities sold under repurchase agreements	$—	$5.8	$1.3	$7.1	$.1	$—	$.7	$7.9
Effective yield		2.4%	2.8%		1.2%
Subordinated notes and debentures	$—	$.2	$—	$.2	$4.0	$1.7	$—	$5.9
Effective yield		7.9%			5.7%	6.7%
Other	$34.6	$—	$—	$34.6	$—	$1.3	$12.5	$48.4
Shareholders' equity	$—	$—	$.2	$.2	$.8	$.6	$11.5	$13.1

Total liabilities and shareholders' equity	$97.0	$63.3	$25.1	$185.4	$34.2	$4.7	$49.2	$273.5

On-balance sheet position	$39.5	$(21.2)	$(1.8)	$16.5	$16.6	$(.9)	$(32.2)	$—

Total pay side instruments[2]	$—	$(104.6)	$(15.4)	$(120.0)	$(33.8)	$(1.9)	$—	$(155.7)
Effective yield		2.4%	4.3%		4.8%	4.4%
Total receive side instruments[2]	$—	$91.5	$21.8	$113.3	$39.3	$3.1	$—	$155.7
Effective yield		2.0%	3.2%		4.3%	5.9%

Off-balance sheet position	$—	$(13.1)	$6.4	$(6.7)	$5.5	$1.2	$—	$—

Net position	$39.5	$(34.3)	$4.6	$9.8	$22.1	$.3	$(32.2)	$—

1
The above table details the earlier of maturity or repricing date of interest sensitive instruments. Contractual repricing may be adjusted according to management estimates for prepayments or early redemptions that are independent of changes in interest rates. Off-balance sheet transactions include only transactions that are put into place as hedges of items not included in the trading account. Certain assets and liabilities are shown as non-rate sensitive although the profile assumed for actual management may be different. Trading securities are presented in the floating rate category.

2
Notional principal amounts.

76        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

Interest rate risk by currency

2003	Floating rate	Within 3 months	3 months to 1 year	Total within 1 year	1 year to 5 years	Over 5 years	Non-interest sensitive	Total
	(billions of dollars)
Canadian currency on-balance sheet position	$14.7	$6.8	$1.1	$22.6	$12.8	$(1.3)	$(34.3)	$(.2)
Foreign currency on-balance sheet position	24.8	(28.0)	(2.9)	(6.1)	3.8	. 4	2.1	. 2

On-balance sheet position	39.5	(21.2)	(1.8)	16.5	16.6	(.9)	(32.2)	—

Canadian currency off-balance sheet position	—	(23.7)	1.2	(22.5)	7.9	1.3	—	(13.3)
Foreign currency off-balance sheet position	—	10.6	5.2	15.8	(2.4)	(. 1)	—	13.3

Off-balance sheet position	—	(13.1)	6.4	(6.7)	5.5	1.2	—	—

Net position	$39.5	$(34.3)	$4.6	$9.8	$22.1	$.3	$(32.2)	$—

Interest rate risk

2002	Floating rate	Within 3 months	3 months to 1 year	Total within 1 year	1 year to 5 years	Over 5 years	Non-interest sensitive	Total
	(billions of dollars)
Total assets	$131.4	$41.2	$26.2	$198.8	$48.3	$5.1	$25.8	$278.0
Total liabilities and shareholders' equity	97.8	62.9	39.8	200.5	32.7	3.7	41.1	278.0

On-balance sheet position	33.6	(21.7)	(13.6)	(1.7)	15.6	1.4	(15.3)	—

Off-balance sheet position	—	(15.8)	9.5	(6.3)	6.2	. 1	—	—

Net position	$33.6	$(37.5)	$(4.1)	$(8.0)	$21.8	$1.5	$(15.3)	$—

NOTE 18    DERIVATIVE FINANCIAL INSTRUMENTS

        The Bank enters into derivative financial instruments, as described below, for trading and for risk management purposes.

        Interest rate swaps involve the exchange of fixed and floating interest payment obligations based on a predetermined notional amount. Foreign exchange swaps involve the exchange of the principal and fixed interest payments in different currencies. Cross-currency interest rate swaps involve the exchange of both the principal amount and fixed and floating interest payment obligations in two different currencies.

        Forward rate agreements are contracts fixing an interest rate to be paid or received on a notional amount of specified maturity commencing at a specified future date.

        Foreign exchange forward contracts are commitments to purchase or sell foreign currencies for delivery at a specified date in the future at a fixed rate.

        Futures are future commitments to purchase or deliver a commodity or financial instrument on a specified future date at a specified price. Futures are traded in standardized amounts on organized exchanges and are subject to daily cash margining.

        Options are agreements between two parties in which the writer of the option grants the buyer the future right, but not the obligation, to buy or to sell, at or by a specified date, a specific amount of a financial instrument at a price agreed when the option is arranged. The writer receives a premium for selling this instrument.

        The Bank also transacts equity, commodity and credit derivatives in both the exchange and over-the-counter markets.

        Notional principal amounts, upon which payments are based, are not indicative of the credit risk associated with derivative financial instruments.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        77

Over-the-counter and exchange traded derivative financial instruments

	Trading
Notional principal	Over-the- counter	Exchange traded	Total	Non-trading	2003 Total	2002 Total
	(billions of dollars)
Interest rate contracts
Futures	$—	$195.1	$195.1	$—	$195.1	$186.9
Forward rate agreements	173.4	—	173.4	44.4	217.8	227.6
Swaps	667.7	—	667.7	159.3	827.0	833.0
Options written	61.8	—	61.8	—	61.8	46.4
Options purchased	70.6	—	70.6	19.3	89.9	54.3

Foreign exchange contracts
Forward contracts	317.5	—	317.5	31.6	349.1	513.3
Swaps	11.0	—	11.0	—	11.0	10.3
Cross-currency interest rate swaps	89.9	—	89.9	15.2	105.1	106.9
Options written	44.6	—	44.6	—	44.6	29.3
Options purchased	41.4	—	41.4	—	41.4	22.7

Other contracts[1]	102.8	9.6	112.4	8.1	120.5	133.6

Total	$1,580.7	$204.7	$1,785.4	$277.9	$2,063.3	$2,164.3

1
Includes equity, commodity and credit derivatives.

Derivative financial instruments by term to maturity

	Remaining term to maturity
Notional principal	Within 1 year	1 to 3 years	3 to 5 years	Over 5 years	2003 Total	2002 Total
	(billions of dollars)
Interest rate contracts
Futures	$148.5	$46.6	$—	$—	$195.1	$186.9
Forward rate agreements	183.4	34.4	—	—	217.8	227.6
Swaps	328.6	175.5	129.1	193.8	827.0	833.0
Options written	30.0	19.2	5.0	7.6	61.8	46.4
Options purchased	48.0	25.3	8.2	8.4	89.9	54.3

Foreign exchange contracts
Forward contracts	320.5	27.7	. 9	—	349.1	513.3
Swaps	2.3	1.3	2.2	5.2	11.0	10.3
Cross-currency interest rate swaps	27.3	25.9	17.2	34.7	105.1	106.9
Options written	43.2	1.3	. 1	—	44.6	29.3
Options purchased	39.5	1.3	.3	. 3	41.4	22.7

Other contracts[1]	38.2	35.8	29.1	17.4	120.5	133.6

Total	$1,209.5	$394.3	$192.1	$267.4	$2,063.3	$2,164.3

1
Includes equity, commodity and credit derivatives.

        The Bank is exposed to market risk as a result of price volatility in the derivatives and cash markets relating to movements in interest rates, foreign exchange rates, equity prices and credit spreads. This risk is managed by senior officers responsible for the Bank's trading business and is monitored separately by the Bank's Risk Management Group.

        The estimated fair value of exchange traded derivative financial instruments is based on quoted market rates plus or minus daily margin settlements. This results in minimal fair values as these instruments are effectively settled on a daily basis. The estimated fair value of over-the-counter derivative financial instruments is determined using valuation models that incorporate prevailing market rates and prices on underlying instruments with similar maturities and characteristics. The fair value of over-the-counter derivative financial instruments also reflects the impact of valuation adjustments which recognize the need to cover market, liquidity, model and credit risks, as well as the cost of capital and administrative expenses over the life of the contract.

78        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

Fair value of derivative financial instruments

	2003
					2002
	Average[1] fair value for the year
			Year-end fair value		Year-end fair value
	Positive	Negative	Positive	Negative	Positive	Negative
	(millions of dollars)
Derivative financial instruments held or issued for trading purposes:
Interest rate contracts
Forward rate agreements	$83	$115	$47	$55	$161	$166
Swaps	15,108	15,136	13,581	13,581	13,297	13,294
Options written	—	1,049	—	1,084	—	1,008
Options purchased	919	—	859	—	912	—

Total interest rate contracts	16,110	16,300	14,487	14,720	14,370	14,468

Foreign exchange contracts
Forward contracts	6,364	5,884	6,217	4,759	5,124	4,360
Swaps	528	405	928	281	416	501
Cross-currency interest rate swaps	2,796	3,759	3,571	4,318	2,327	3,051
Options written	—	275	—	487	—	122
Options purchased	273	—	407	—	159	—

Total foreign exchange contracts	9,961	10,323	11,123	9,845	8,026	8,034

Other contracts[2]	2,973	3,185	2,841	3,435	3,343	3,452

Fair value — trading	$29,044	$29,808	$28,451	$28,000	$25,739	$25,954

Derivative financial instruments held or issued for non-trading purposes:
Interest rate contracts
Forward rate agreements			$4	$9	$27	$25
Swaps			821	862	1,311	1,548
Options written			—	6	—	—
Options purchased			74	—	95	—

Total interest rate contracts			899	877	1,433	1,573

Foreign exchange contracts
Forward contracts			1,444	2,090	785	1,110
Cross-currency interest rate swaps			771	760	286	197

Total foreign exchange contracts			2,215	2,850	1,071	1,307

Other contracts[2]			29	21	97	27

Fair value — non-trading			3,143	3,748	2,601	2,907

Total fair value			$31,594	$31,748	$28,340	$28,861

1
The average fair value of trading derivative financial instruments for the year ended October 31, 2002 was: Positive $21,584 million and Negative $21,478 million. Averages are calculated on a monthly basis.

2
Includes equity, commodity and credit derivatives.

        Credit risk on derivative financial instruments is the risk of a financial loss occurring as a result of a default of a counterparty on its obligation to the Bank. The treasury credit area is responsible for the implementation of and compliance with credit policies established by the Bank for the management of derivative credit exposures.

        On the following schedule, the current replacement cost, which is the positive fair value of all outstanding derivative financial instruments, represents the Bank's maximum derivative credit exposure. The credit equivalent amount is the sum of the current replacement cost and the potential future exposure, which is calculated by applying factors supplied by the Office of the Superintendent of Financial Institutions Canada to the notional principal amount of the instruments. The risk-weighted amount is determined by applying standard measures of counterparty credit risk to the credit equivalent amount.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        79

Credit exposure of derivative financial instruments at year end

	2003			2002
	Current replacement cost[1]	Credit equivalent amount	Risk- weighted amount	Current replacement cost[1]	Credit equivalent amount	Risk- weighted amount
	(millions of dollars)
Interest rate contracts
Forward rate agreements	$51	$223	$45	$188	$273	$58
Swaps	14,402	18,719	4,810	14,608	18,120	4,501
Options purchased	878	1,171	282	925	1,089	294

Total interest rate contracts	15,331	20,113	5,137	15,721	19,482	4,853

Foreign exchange contracts
Forward contracts	7,366	11,437	2,579	5,826	11,030	2,671
Swaps	928	1,520	465	416	1,015	294
Cross-currency interest rate swaps	4,342	9,369	2,131	2,613	7,482	1,754
Options purchased	247	748	171	66	324	81

Total foreign exchange contracts	12,883	23,074	5,346	8,921	19,851	4,800

Other contracts[2]	1,487	10,218	2,756	2,163	11,567	3,129

Total derivative financial instruments	$29,701	$53,405	$13,239	$26,805	$50,900	$12,782

Less impact of master netting agreements and collateral	20,149	28,824	7,252	18,176	26,974	6,523

	$9,552	$24,581	$5,987	$8,629	$23,926	$6,259

1
Exchange traded instruments and forward foreign exchange contracts with an original maturity of 14 days or less are excluded in accordance with the guidelines of the Office of the Superintendent of Financial Institutions Canada. The total positive fair value of the excluded contracts at October 31, 2003 was $1,893 million (2002 — $1,535 million).

2
Includes equity, commodity and credit derivatives.

NOTE 19    CONTINGENT LIABILITIES, COMMITMENTS AND GUARANTEES

(a)    In the normal course of business, the Bank enters into various off-balance sheet commitments and contingent liability contracts. The primary purpose of these contracts is to make funds available for the financing needs of customers. The Bank's policy for requiring collateral security with respect to these contracts and the types of collateral security held is generally the same as for loans made by the Bank.

        Financial and performance standby letters of credit represent irrevocable assurances that the Bank will make payments in the event that a customer cannot meet its obligations to third parties and they carry the same credit risk, recourse and collateral security requirements as loans extended to customers.

        Documentary and commercial letters of credit are instruments issued on behalf of a customer authorizing a third party to draw drafts on the Bank up to a certain amount subject to specific terms and conditions. The Bank is at risk for any drafts drawn that are not ultimately settled by the customer, and the amounts are collateralized by the goods to which they relate.

        Commitments to extend credit represent unutilized portions of authorizations to extend credit in the form of loans and customers' liability under acceptances.

        The credit instruments reported below represent the maximum amount of additional credit that the Bank could be obligated to extend should contracts be fully utilized.

Credit instruments

	2003	2002
	(millions of dollars)
Financial and performance standby letters of credit	$6,275	$8,767
Documentary and commercial letters of credit	754	1,497
Commitments to extend credit
Original term to maturity of one year or less	32,357	45,472
Original term to maturity of more than one year	16,346	22,097

	$55,732	$77,833

(b)    During the year, the Bank entered into an agreement with an external party whereby the external party will provide network and computer desktop support services for seven years at a total projected cost of $720 million.

        The premises and equipment net rental expense charged to net income for the year ended October 31, 2003 was $552 million (2002 — $507 million).

        The Bank has obligations under long-term non-cancellable leases for premises and equipment. Future minimum operating lease commitments for premises and for equipment where the annual rental is in excess of $100 thousand are detailed as follows.

(millions of dollars)
2004	$314
2005	269
2006	223
2007	179
2008	150
2009 and thereafter	505

$1,640

80        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

(c)    The Bank and its subsidiaries are involved in various legal actions in the ordinary course of business, many of which are loan-related. In management's opinion, the ultimate disposition of these actions, individually or in the aggregate, will not have a material adverse effect on the financial condition of the Bank.

(d)    In the ordinary course of business, securities and other assets are pledged against liabilities. As at October 31, 2003 securities and other assets with a carrying value of $20 billion (2002 — $23 billion) were pledged in respect of securities sold short or under repurchase agreements. In addition, as at October 31, 2003, assets with a carrying value of $3 billion (2002 — $2 billion) were deposited for the purposes of participation in clearing and payment systems and depositories or to have access to the facilities of central banks in foreign jurisdictions, or as security for contract settlements with derivative exchanges or other derivative counterparties.

(e)    In the ordinary course of business, the Bank agrees to lend unpaid customer securities, or its own securities, to borrowers on a fully collateralized basis. Securities lent at October 31, 2003 amounted to $4 billion (2002 — $4 billion).

(f)    As of February 1, 2003, the Bank prospectively adopted the new accounting guideline on disclosure of guarantees. A guarantee is defined to be a contract that contingently requires the Bank to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable, that is related to an asset, a liability or an equity security of the counterparty, (ii) failure of another party to perform under an obligating agreement, or (iii) failure of another third party to pay its indebtedness when due.

        Significant guarantees that the Bank has provided to third parties include the following:

Financial and performance standby letters of credit

        Financial and performance standby letters of credit represent irrevocable assurances that the Bank will make payments in the event that a customer cannot meet its obligations to third parties and they carry the same credit risk, recourse and collateral security requirements as loans extended to customers. Generally, the terms of these letters of credit do not exceed four years.

Assets sold with recourse

        In connection with certain asset sales, the Bank typically makes representations about the underlying assets in which the Bank may have an obligation to repurchase the assets or indemnify the purchaser against any loss. The term of these guarantees does not exceed four years.

Credit enhancements

        The Bank guarantees payments to counterparties in the event that third party credit enhancements supporting asset pools are insufficient. The term of these credit facilities ranges from ten to seventeen years.

Written options

        Written options are agreements under which the Bank grants the buyer the future right, but not the obligation, to sell/buy at or by a specified date, a specific amount of a financial instrument at a price agreed when the option is arranged and which can be physically or cash settled.

        Written options can be used by the counterparty to hedge foreign exchange, equity, credit, commodity and interest rate risks. The Bank does not track, for accounting purposes, whether its clients enter into these derivative contracts for trading or hedging purposes and has not determined if the guaranteed party has the asset or liability related to the underlying. Accordingly, the Bank cannot ascertain which contracts are "guarantees" under the definition contained in the accounting guideline. The Bank employs a risk framework to define risk tolerances and establishes limits designed to ensure that losses do not exceed acceptable, predefined limits. Due to the nature of these contracts, the Bank cannot make a reasonable estimate of the potential maximum amount payable to the counterparties. The total notional principal amount of the written options as at October 31, 2003 is $114 billion.

Indemnification agreements

        In the normal course of operations, the Bank provides indemnification agreements to various counterparties in transactions such as service agreements, leasing transactions, and agreements relating to acquisitions and dispositions. We also indemnify directors and officers, to the extent permitted by law, against certain claims that may be made against them as a result of their services to the Bank. Under these agreements, the Bank is required to compensate counterparties for costs incurred as a result of various contingencies such as changes in laws and regulations and litigation claims. The nature of the indemnification agreements prevents the Bank from making a reasonable estimate of the maximum potential amount that the Bank would be required to pay such counterparties.

        The table below summarizes at October 31, 2003, the maximum potential amount of future payments that could be made under the guarantee agreements without consideration of possible recoveries under recourse provisions or from collateral held or pledged.

(millions of dollars)
Financial and performance standby letters of credit	$6,275
Assets sold with recourse	1,887
Credit enhancements	130

$8,292

NOTE 20    CONCENTRATION OF CREDIT RISK

        Concentration of credit exists where a number of borrowers or counterparties are engaged in similar activities, are located in the same geographic area or have comparable economic characteristics. Their ability to meet contractual obligations may be similarly affected by changing economic, political or other conditions.

On-balance sheet assets

        The percentage of total loans outstanding by geographic location of borrowers was as follows at September 30.

	2003	2002
Canada[1]	90%	83%
United States	7	12
Other countries	3	5

1 The largest concentration in Canada is Ontario at 55% (2002 — 53%).

        No single industry segment accounted for more than 5% of the total loans and customers' liability under acceptances.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        81

Off-balance sheet financial instruments

(a)
Credit instruments

        At October 31, 2003, the Bank had commitments and contingent liability contracts in the amount of $55,732 million (2002 — $77,833 million). Included are commitments to extend credit totalling $48,703 million (2002 — $67,569 million), of which the credit risk was dispersed as follows at October 31.

	2003	2002
Canada	61%	51%
United States	30	39
United Kingdom	6	5
Other countries	3	5

        Of the commitments to extend credit, industry segments which equalled or exceeded 5% of the total concentration were as follows at October 31.

	2003	2002
Financial institutions	44%	39%
Government	7	10
Utilities	6	8
Oil and gas	5	6
Telecommunications	5	5

(b)   Derivative financial instruments

        At October 31, 2003, the current replacement cost of derivative financial instruments amounted to $29,701 million (2002 — $26,805 million). Based on the location of the ultimate counterparty, the credit risk was allocated as follows at October 31.

	2003	2002
Europe — excluding the United Kingdom	28%	32%
United States	29	32
Canada	22	16
United Kingdom	9	13
Other countries	12	7

        The largest concentration by counterparty type was with financial institutions, which accounted for 87% of the total (2002 — 87%). The second largest concentration was with governments which accounted for 6% of the total. No other industry segment exceeded 3% of the total.

NOTE 21    SEGMENTED INFORMATION

        The Bank's operations and activities are organized around the following operating business segments: Personal and Commercial Banking, Wholesale Banking and Wealth Management.

        Personal and Commercial Banking provides financial services to consumers and small and medium-sized businesses. The Wholesale Banking segment provides services in the areas of investment banking, merchant banking, mergers and acquisitions, fixed income, foreign exchange, derivative products, money market, equities and corporate banking in Canada and internationally. Wealth Management provides investment management services to institutional and retail investors as well as global self-directed brokerage services.

        The Corporate segment includes non-controlling interests in subsidiaries, certain gains on dispositions of businesses, real estate investments, the effect of securitizations, treasury management, general provisions for credit losses, certain taxable equivalent adjustments, corporate level tax benefits, and residual unallocated revenues and expenses.

        Results of each business segment reflect revenues, expenses, assets and liabilities generated by the businesses in that segment. Transfer pricing of funds sold or purchased, and of commissions for services provided are generally at market rates. The Bank measures and evaluates the performance of each segment based on net income (loss) before non-cash goodwill and intangible amortization (net income (loss) — cash basis).

82        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

Results by business segment

2003	Personal and Commercial Banking	Wholesale Banking	Wealth Management	Corporate[1]	Total
	(millions of dollars)
Net interest income (on a taxable equivalent basis)	$4,086	$1,508	$431	$(409)	$5,616
Provision for credit losses	460	(80)	—	(194)	186
Other income	1,803	669	1,746	206	4,424
Non-interest expenses excluding non-cash intangible amortization	3,463	1,761	2,107	261	7,592

Income (loss) before provision for (benefit of) income taxes and non-controlling interest	1,966	496	70	(270)	2,262
Provision for (benefit of) income taxes (on a taxable equivalent basis)	689	133	145	(364)	603
Non-controlling interest in net income of subsidiaries	—	—	—	92	92

Net income (loss) — cash basis	$1,277	$363	$(75)	$2	$1,567

Non-cash intangible amortization, net of income taxes					491

Net income (loss) — reported basis					$1,076

Total assets	$115,900	$126,800	$21,100	$9,732	$273,532

2002
Net interest income (on a taxable equivalent basis)	$4,058	$1,505	$426	$(689)	$5,300
Provision for credit losses	505	2,490	—	(70)	2,925
Other income	1,710	1,163	1,737	319	4,929
Non-interest expenses excluding non-cash intangible amortization	3,501	1,235	1,922	96	6,754

Income (loss) before provision for (benefit of) income taxes and non-controlling interest	1,762	(1,057)	241	(396)	550
Provision for (benefit of) income taxes (on a taxable equivalent basis)	648	(400)	116	(445)	(81)
Non-controlling interest in net income of subsidiaries	—	—	—	64	64

Net income (loss) — cash basis	$1,114	$(657)	$125	$(15)	$567

Non-cash intangible amortization, net of income taxes					634

Net income — reported basis					$(67)

Total assets	$111,900	$136,400	$19,800	$9,940	$278,040

2001
Net interest income (on a taxable equivalent basis)	$3,951	$898	$468	$(926)	$4,391
Provision for credit losses	380	327	—	213	920
Other income	1,688	2,265	1,820	674	6,447
Non-interest expenses excluding non-cash goodwill/intangible amortization and restructuring costs	3,467	1,373	2,026	59	6,925
Restructuring costs	—	—	—	239	239

Income (loss) before provision for (benefit of) income taxes and non-controlling interest	1,792	1,463	262	(763)	2,754
Provision for (benefit of) income taxes (on a taxable equivalent basis)	702	537	120	(704)	655
Non-controlling interest in net income of subsidiaries	—	—	6	72	78

Net income (loss) — cash basis	$1,090	$926	$136	$(131)	$2,021

Non-cash intangible amortization, net of income taxes					440
Non-cash goodwill amortization, net of income taxes					189

Net income — reported basis					$1,392

1
The taxable equivalent basis adjustment is reflected in each segments' results and eliminated in the Corporate segment.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        83

Results by geographic distribution

        The Bank earns revenue in Canada and in international locations. Reporting is based on the geographic location of the unit responsible for recording the revenues or assets.

2003	Total revenue	Income (loss) before provision for income taxes and non-controlling interest	Net income (loss)	Total assets
	(millions of dollars)
Canada	$7,381	$1,094	$761	$191,817
International[1]	2,659	396	315	81,715

Total	$10,040	$1,490	$1,076	$273,532

2002
Canada	$7,593	$1,072	$785	$171,562
International[1]	2,636	(1,520)	(852)	106,478

Total	$10,229	$(448)	$(67)	$278,040

2001
Canada	$7,692	$365	$604	$171,587
International[1]	3,146	899	788	116,251

Total	$10,838	$1,264	$1,392	$287,838

1
Includes United States total revenue of $1,588 million (2002 — $1,553 million; 2001 — $1,660 million).

NOTE 22    ACQUISITIONS AND DISPOSITIONS

(a)
Acquisition of branches from Laurentian Bank of Canada

        On October 31, 2003, the Bank completed the acquisition of 57 branches outside the Province of Quebec from the Laurentian Bank of Canada. The all-cash purchase price reflects the value of assets acquired, less liabilities assumed. Intangible assets arising from the acquisition of $126 million are being amortized on a straight-line basis over the expected period of benefit of five years.

(b)
Sale of mutual fund record keeping and custody business

        During fiscal 2002, the Bank sold its mutual fund record keeping and custody business and recorded a pre-tax gain of $40 million.

(c)
Acquisition of Stafford and LETCO

        On March 1, 2002, the Bank completed the acquisition of the securities and trading technology platform and listed equity options market-making businesses of the Stafford group of firms (Stafford) and the LETCO group (LETCO). The purchase price consisted of an initial cash payment of approximately $428 million. The acquisition was accounted for by the purchase method and the results of Stafford and LETCO's operations have been included in the Consolidated Statement of Operations from March 1, 2002. As discussed in Note 5, the goodwill arising from the acquisition was written off in the second quarter of fiscal 2003.

(d)
Acquisition of TD Waterhouse shares

        On November 26, 2001, the Bank completed the acquisition of the outstanding common shares of TD Waterhouse Group, Inc. (TD Waterhouse) that it did not own for total consideration of approximately $605 million. Goodwill arising from the acquisition was $233 million. On November 1, 2001, the Bank issued approximately 11 million common shares for cash proceeds of $400 million to partially fund the transaction.

(e)
Acquisition of R.J. Thompson Holdings, Inc.

        On November 1, 2001, TD Waterhouse acquired R.J. Thompson Holdings, Inc. (RJT), a direct access brokerage firm, for total cash consideration of $122 million. Goodwill arising from the acquisition was $120 million. The results of RJT have been included in the Consolidated Statement of Operations from November 1, 2001. In addition, contingent purchase price payments of up to $24 million were payable upon achievement of certain results. In the fourth quarter of 2002, $8 million was paid relating to the contingent purchase price payments and in the first quarter of 2003 an additional $14 million was paid to satisfy the remaining contingent purchase price payments required under the purchase agreement. These payments relate to finite life intangible assets which are amortized on a straight-line basis over the expected period of benefit of three years.

(f)
Acquisition of Newcrest Holdings Inc.

        The Bank acquired all of the outstanding Class A and Class B common shares of Newcrest Holdings Inc. (Newcrest), a holding company for the securities dealer Newcrest Capital Inc., effective November 1, 2000. The total consideration in respect of this purchase amounted to $225 million, paid in Bank common shares of $181 million and cash of $44 million. The acquisition was accounted for by the purchase method and the results of Newcrest's operations have been included in the Consolidated Statement of Operations from November 1, 2000. Until October 31, 2001, goodwill arising from the transaction of $160 million was amortized on a straight-line basis over the expected period of benefit of 10 years. Beginning November 1, 2001, the remaining goodwill is tested for impairment as discussed in Note 1.

(g)
Sale of investment real estate

        During fiscal 2001, the Bank sold certain investment real estate for a pre-tax gain on sale of $350 million, net of deferrals.

NOTE 23    RESTRUCTURING COSTS

        During the second quarter of fiscal 2003, the Bank announced a restructuring of the international unit of its wealth management business. Declining volumes in the discount brokerage business worldwide have resulted in excess capacity, which impacted the Bank's ability to profitably run a global brokerage model. The Bank recognized a total of $26 million of pre-tax restructuring costs, with $21 million recognized in the second quarter and $5 million recognized in the third quarter of fiscal 2003. The restructuring was completed by the end of the third quarter of fiscal 2003. Of the $26 million in pre-tax restructuring costs, $7 million relates to lease termination costs and other premises related expenses and the remainder of the restructuring costs of $19 million relates to write downs of software and systems development costs.

84        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

        During the second quarter of fiscal 2003, the Bank also announced a restructuring of its U.S. equity options business in Wholesale Banking. Dramatic volume and margin declines had a significantly negative impact on this business. Consequently, the Bank determined that it was necessary to shift its strategy and focus solely on the equity options group centered in Chicago. As a result, the Bank recognized a total of $72 million of pre-tax restructuring costs in the second quarter of fiscal 2003. Of the $72 million in pre-tax restructuring costs, $31 million relates to severance and employee support costs, $10 million relates to lease termination costs and other premises related expenses and the remainder of the restructuring costs of $31 million relates to other expenses and revenue reserves directly related to the restructuring. The $31 million in severance and employee support costs reflects the cost of eliminating approximately 104 positions in the U.S. and 24 positions in Europe. The Bank expects the restructuring to be substantially complete by the end of fiscal 2004.

        During the fourth quarter of fiscal 2001, Wholesale Banking announced a restructuring of its operations and as a result recorded pre-tax restructuring costs of $130 million. The restructuring costs related primarily to employee severance. The restructuring was substantially completed by the end of the fourth quarter of fiscal 2002.

        In the third quarter of fiscal 2001, TD Waterhouse announced a restructuring of its operations and pre-tax costs of $54 million were charged to income, primarily for employee severance and real estate rationalization. The restructuring was completed by the end of the third quarter of fiscal 2002.

        At the time of acquisition of Newcrest in 2001, the Bank determined it was necessary to restructure the combined operations. Pre-tax restructuring costs of $55 million were charged to income in the first quarter of fiscal 2001, primarily for employee severance. The restructuring was completed by the end of the second quarter of fiscal 2001.

        In 2000, following the acquisition of CT, the Bank determined that it was necessary to restructure the combined operations. Pre-tax restructuring costs of $475 million were recorded in the second quarter of fiscal 2000. The restructuring costs related primarily to severance and employee support costs, branch closures, rationalization of regional and head office space requirements, lease termination, and other expenses. The restructuring was completed by the end of the fourth quarter of fiscal 2003.

        As at October 31, 2003, the total unutilized balance of restructuring costs of $19 million shown below is included in other liabilities in the Consolidated Balance Sheet.

	2003					2002
	Human Resources	Real Estate	Technology	Other	Total	Total
	(millions of dollars)
Balance at beginning of year	$6	$29	$1	$—	$36	$337
Restructuring costs arising during the year
Wholesale Banking[1]	31	10	4	27	72	—
Wealth Management	—	7	19	—	26	—
Amount utilized during the year
Personal and Commercial Banking	—	27	1	—	28	165
Wholesale Banking	34	4	3	21	62	15
Wealth Management	—	6	19	—	25	121

Balance at end of year	$3	$9	$1	$6	$19	$36

1
Includes $6 million of revenue reserves directly related to the restructuring.

NOTE 24    EARNINGS (LOSS) PER COMMON SHARE

        Basic and diluted earnings (loss) per common share at October 31 are as follows:

	2003	2002	2001
	(millions of dollars)
Basic earnings (loss) per common share
Net income (loss)	$1,076	$(67)	$1,392
Preferred dividends	87	93	92

Net income (loss) applicable to common shares	989	(160)	1,300
Average number of common shares outstanding (millions)	649.8	641.0	627.0
Basic earnings (loss) per common share	$1.52	$(.25)	$2.07

Diluted earnings (loss) per common share
Net income (loss) applicable to common shares	$989	$(160)	$1,300
Average number of common shares outstanding (millions)	649.8	641.0	627.0
Stock options potentially exercisable as determined under the treasury stock method[1]	4.1	5.9	8.5

Average number of common shares outstanding — diluted	653.9	646.9	635.5
Diluted earnings (loss) per common share[2]	$1.51	$(.25)	$2.05

1
Excluded from the computation of diluted earnings (loss) per common share were weighted average options outstanding of 10,908,010 with a weighted exercise price of $39.40 (2002 — 7,944,584 at $40.14; 2001 — 2,586,705 at $41.69) as the options' exercise prices were greater than the average market price of the Bank's common shares.

2
For 2002, the effect of stock options potentially exercisable on earnings (loss) per common share was anti-dilutive, therefore basic and diluted earnings (loss) per common share are the same.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        85

NOTE 25    RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The accounting principles followed by the Bank including the accounting requirements of the Superintendent of Financial Institutions Canada conform with Canadian generally accepted accounting principles (GAAP).

        Significant differences between Canadian GAAP and United States generally accepted accounting principles (U.S. GAAP) are described below.

Net Income (Loss)

	For the years ended October 31
	2003	2002	2001
	(millions of dollars)
Net income (loss) based on Canadian GAAP	$1,076	$(67)	$1,392
Stock-based compensation	—	60	64
Employee future benefits	(7)	(9)	5
Restructuring costs	(18)	(101)	(50)
Loan securitizations	(10)	(15)	(3)
Non-controlling interest in TD Mortgage Investment Corporation	(23)	(23)	(22)
Future income taxes	—	17	54
Available for sale securities	81	(73)	(48)
Derivative instruments and hedging activities	95	116	142
Guarantees	(13)	—	—
Asset retirement obligations	(19)	—	—
Other	—	—	(3)

Net income (loss) based on U.S. GAAP	1,162	(95)	1,531
Preferred dividends	64	70	70

Net income (loss) applicable to common shares based on U.S. GAAP	$1,098	$(165)	$1,461

Basic earnings (loss) per common share — U.S. GAAP	$1.69	$(.26)	$2.32
— Canadian GAAP	1.52	(.25)	2.07

Diluted earnings (loss) per common share — U.S. GAAP	$1.68	$(.26)	$2.30
— Canadian GAAP	1.51	(.25)	2.05

Consolidated Statement of Comprehensive Income (Loss)

	For the years ended October 31
	2003	2002	2001
	(millions of dollars)
Net income (loss) based on U.S. GAAP	$1,162	$(95)	$1,531
Other comprehensive income (loss), net of income taxes
Net change in unrealized gains and losses on available for sale securities[1]	16	(226)	282
Reclassification to earnings in respect of available for sale securities[2]	(78)	75	48
Change in unrealized foreign currency translation gains and losses[3,8]	(548)	(32)	171
Change in gains and losses on derivative instruments designated as cash flow hedges[4]	126	180	(328)
Reclassification to earnings of gains and losses on cash flow hedges[5]	46	21	15
Gains arising from adoption of new accounting standard for derivative instruments[6]	—	—	20
Minimum pension liability adjustment[7]	114	(114)	—

Comprehensive income (loss)	$838	$(191)	$1,739

1
Net of income taxes (benefit) of $7 million (2002 — $(157) million; 2001 — $171 million).

2
Net of income taxes (benefit) of $(45) million (2002 — $48 million; 2001 — $35 million).

3
Net of income taxes (benefit) of $481 million (2002 — $65 million; 2001 — $(191) million).

4
Net of income taxes (benefit) of $72 million (2002 — $114 million; 2001 — $(235) million).

5
Net of income taxes (benefit) of $27 million (2002 — $15 million; 2001 — $11 million).

6
Net of income taxes (benefit) of nil (2002 — nil; 2001 — $14 million).

7
Net of income taxes (benefit) of $72 million (2002 — $(72) million; 2001 — nil).

8
Fiscal 2003 includes $971 million (2002 — $90 million; 2001 — $(278) million) of after-tax gains (losses) arising from hedges of the Bank's investment positions in foreign operations.

Stock-based compensation

        Until October 5, 2002, under the Bank's stock option plan, option holders could elect to receive cash for the options equal to their intrinsic value, being the excess of the market value of the share over the option exercise price at the date of exercise. In accounting for stock options with this feature, U.S. GAAP requires expensing the annual change in the intrinsic value of the stock options. For options that have not fully vested, the change in intrinsic value is amortized over the remaining vesting period. Under the then current Canadian GAAP, no expenses were recorded and cash payments to option holders were charged to retained earnings on a net of tax basis. As a result, income for U.S. GAAP purposes was increased for 2002 and 2001, $60 million and $64 million, respectively as a result of decreases in intrinsic value during the periods. Effective October 6, 2002, the plan was amended so that new grants of options and all outstanding options can only be settled for shares. As a result, for the purposes of U.S. GAAP the accrued liability for stock options of $39 million after-tax was reclassified to capital as at October 6, 2002. Beginning in fiscal 2003, the Bank has expensed stock option awards for both Canadian and U.S. GAAP purposes using the fair value method of accounting for stock options. The only continuing Canadian and U.S. GAAP difference relates to the draw down of the accrued liability reclassified to capital for exercises and forfeitures of stock options that existed at October 6, 2002.

86        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

Condensed Consolidated Balance Sheet

	As at October 31 2003			As at October 31 2002
	Canadian GAAP	Adjustments	U.S. GAAP	Canadian GAAP	Adjustments	U.S. GAAP
	(millions of dollars)
Assets
Cash resources	$7,719	$—	$7,719	$6,538	$—	$6,538
Securities purchased under resale agreements	17,475	—	17,475	13,060	—	13,060
Securities
Investment	24,775	1,844	26,619	28,802	1,838	30,640
Trading	54,890	195	55,085	53,395	—	53,395
Loans (net)	118,058	3,996	122,054	122,627	6,454	129,081
Derivatives' market revaluation	28,451	3,732	32,183	25,739	3,104	28,843
Intangible assets	2,737	34	2,771	3,383	29	3,412
Goodwill	2,263	64	2,327	3,134	64	3,198
Other assets	17,164	42	17,206	21,362	36	21,398

Total assets	$273,532	$9,907	$283,439	$278,040	$11,525	$289,565

Liabilities
Deposits	$182,880	$—	$182,880	$189,190	$—	$189,190
Derivatives' market revaluation	28,000	4,006	32,006	25,954	3,328	29,282
Other liabilities	42,404	1,003	43,407	44,262	1,322	45,584
Subordinated notes, debentures and other debt	5,887	4,224	10,111	4,343	6,524	10,867
Non-controlling interest in subsidiaries	1,250	350	1,600	1,250	350	1,600

Total liabilities	260,421	9,583	270,004	264,999	11,524	276,523

Shareholders' equity
Preferred shares	1,535	(350)	1,185	1,485	(350)	1,135
Common shares	3,179	17	3,196	2,846	—	2,846
Contributed surplus	9	22	31	—	—	—
Foreign currency translation adjustments	(130)	174	44	418	(374)	44
Retained earnings	8,518	249	8,767	8,292	189	8,481
Accumulated other comprehensive income
Net unrealized gains on available for sale securities	—	306	306	—	368	368
Foreign currency translation adjustments	—	(174)	(174)	—	374	374
Derivative instruments	—	80	80	—	(92)	(92)
Minimum pension liability adjustment	—	—	—	—	(114)	(114)

Total shareholders' equity	13,111	324	13,435	13,041	1	13,042

Total liabilities and shareholders'equity	$273,532	$9,907	$283,439	$278,040	$11,525	$289,565

Employee future benefits

        Under Canadian GAAP, the Bank adopted the employee future benefits standard in fiscal 2001 on a retroactive basis without restatement. The Canadian standard requires the accrual of employee future benefits. Previous Canadian GAAP permitted non-pension benefits to be expensed as paid. U.S. GAAP similarly requires the accrual of employee future benefits. For purposes of U.S. GAAP, the Bank adopted the employee future benefits standard on a prospective basis. Consequently, differences between U.S. and Canadian GAAP remain, as the transitional impacts will be amortized over the expected average remaining service life of the employee group for U.S. GAAP.

        U.S. GAAP also requires an additional minimum liability to be recorded if the accumulated benefit obligation is greater than the fair value of plan assets. Canadian GAAP has no such requirement. For U.S. GAAP purposes, the Bank recognized the amounts noted in the table below in the Consolidated Balance Sheet.

	2003	2002
	(millions of dollars)
Prepaid pension expense	$236	$(23)
Intangible assets	34	29
Accumulated other comprehensive income before income taxes	—	186

Net amount recognized	$270	$192

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        87

Restructuring costs

        Under previous Canadian GAAP, restructuring costs incurred in respect of an acquired company could be accrued as a liability provided that a restructuring plan detailing all significant actions to be taken had been approved by an appropriate level of management, and significant changes to the plan were not likely. U.S. GAAP and current Canadian GAAP require that restructuring costs related to an acquired company be included as a liability in the allocation of the purchase price, thereby increasing goodwill. U.S. GAAP and current Canadian GAAP also require that all restructuring costs be incurred within one year of a restructuring plan's approval by management and that all employees to be involuntarily terminated be notified of their termination benefit arrangement. In accordance with U.S. GAAP, restructuring costs of $82 million after-tax have been recognized during fiscal 2003 (2002 — $101 million; 2001 — $188 million). The restructuring costs under Canadian GAAP amounted to $64 million after-tax for fiscal 2003 (2002 — nil; 2001 — $138 million).

Loan securitizations

        U.S. GAAP and current Canadian GAAP require gains on loan securitizations to be recognized in income immediately. Under previous Canadian GAAP, gains were recognized only when received in cash by the Bank.

        During fiscal 2003, the Bank adopted the new U.S. interpretation on the consolidation of variable interest entities (VIEs) which is applicable to all VIEs created after January 31, 2003. The interpretation requires the Bank to identify VIEs in which it has an interest, determine whether it is the primary beneficiary of such entities and if so, consolidate them. A VIE is an entity that either lacks sufficient equity to carry on principal operations without additional subordinated financial support from other parties, or has equity holders unable to make decisions about the entities' activities or has equity holders who do not absorb losses nor receive benefits of the entities' activities. As a result of implementing this U.S. interpretation in fiscal 2003, certain VIEs have been consolidated with total assets of $195 million. In addition, during fiscal 2001, the Bank adopted the U.S. accounting standard for transfers and servicing of financial assets and extinguishments of liabilities. The principal impact of this U.S. standard on the Bank's financial statements was to require consolidation of special purpose entities (SPEs) in circumstances where the SPE is considered a single seller and either its activities are not sufficiently limited or it does not have a minimum 3% external equity investment. Canadian GAAP requires consolidation of such entities only when the Bank retains substantially all the residual risks and rewards of the entity.

Non-controlling interest

        Under U.S. GAAP, preferred shares of the Bank's subsidiary, TD Mortgage Investment Corporation, are presented as a non-controlling interest on the Consolidated Balance Sheet, and the net income applicable to the non-controlling interest is presented separately on the Consolidated Statement of Operations. Under Canadian GAAP, these preferred shares are included within the total preferred shares presented on the Consolidated Balance Sheet.

Future income taxes

        Under Canadian GAAP, the effects of income tax rate reductions are recorded when considered substantively enacted. Under U.S. GAAP, the effects of rate changes do not impact the measurement of tax balances until passed into law.

Investment securities

        U.S. GAAP requires that investment securities be classified as either "available for sale" or "held to maturity", and requires available for sale securities to be reported on the Consolidated Balance Sheet at their estimated fair values. Unrealized gains and losses arising from changes in fair values of available for sale securities are reported net of income taxes in other comprehensive income. Other than temporary declines in fair value are recorded by transferring the unrealized loss from other comprehensive income to the Consolidated Statement of Operations. For U.S. GAAP, the Bank accounts for the majority of investment securities as available for sale. Under Canadian GAAP, investment securities are carried at cost or amortized cost, with other than temporary declines in value recognized based upon expected net realizable values.

        In addition, under U.S. GAAP certain non-cash collateral received in securities lending transactions is recognized as an asset and a liability is recorded for obligations to return the collateral. Under Canadian GAAP, non-cash collateral received as part of a securities lending transaction is not recognized in the Consolidated Balance Sheet.

Derivative instruments and hedging activities

        The Bank adopted the U.S. standard relating to derivative instruments and hedging activities on November 1, 2000 and recorded a cumulative transition adjustment recognizing after-tax gains of $10 million in net income and $20 million in other comprehensive income in fiscal 2001. U.S. GAAP requires all derivative instruments be reported on the Consolidated Balance Sheet at their fair values, with changes in the fair value for derivatives that are not hedges reported through the Consolidated Statement of Operations. U.S. GAAP provides specific guidance on hedge accounting including the measurement of hedge ineffectiveness, limitations on hedging strategies and hedging with intercompany derivatives. For fair value hedges, the Bank is hedging changes in the fair value of assets, liabilities or firm commitments and changes in the fair values of the derivative instruments are recorded in income. For cash flow hedges, the Bank is hedging the variability in cash flows related to variable rate assets, liabilities or forecasted transactions and the effective portion of the changes in the fair values of the derivative instruments are recorded in other comprehensive income until the hedged items are recognized in income. For fiscal 2003, deferred net losses on derivative instruments of $27 million (2002 — $68 million; 2001 — $132 million) included in other comprehensive income are expected to be reclassified to earnings during the next 12 months. Cash flow hedges also include hedges of certain forecasted transactions up to a maximum of 11 years, although a substantial majority is under two years. The ineffective portion of hedging derivative instruments' changes in fair values are immediately recognized in income. For fiscal 2003, under U.S. GAAP, the Bank recognized pre-tax gains (losses) of $(19) million (2002 — $3 million; 2001 — $13 million) for the ineffective portion of cash flow hedges.

        Under Canadian GAAP, the Bank recognizes only derivatives used in trading activities at fair value on the Consolidated Balance Sheet, with changes in fair value included in income.

Foreign currency translation adjustments

        U.S. GAAP requires foreign currency translation adjustments arising from subsidiaries where the functional currency is other than the Canadian dollar to be presented net of taxes in other comprehensive income. Under Canadian GAAP, the Bank presents foreign currency translation adjustments as a separate component of shareholders' equity.

Guarantees

        During the year, the Bank adopted the U.S. interpretation on guarantor's accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others. As a result, for U.S. GAAP purposes, the initial liability for obligations assumed with respect to guarantees issued or modified after December 31, 2002 is recorded on the Consolidated Balance Sheet at fair value. The total amount of the current liability recorded on the Consolidated Balance Sheet is $20 million for U.S. GAAP purposes in 2003. Under Canadian GAAP, a liability is not recognized at the inception of a guarantee.

Asset retirement obligations

        During the year, the Bank prospectively adopted the U.S. standard relating to accounting for asset retirement obligations. This standard requires that a liability for an asset retirement obligation related to a long-lived asset be recognized in the period in which it is incurred and recorded at fair value. The offset to the liability is capitalized as part of the carrying amount of the related long-lived asset. There are no similar requirements under current Canadian GAAP. The cumulative effect of the change in accounting policy on prior years was a charge to income of $15 million after-tax in the current year, two cents per share on a basic and fully diluted basis and the effect of the new standard for fiscal 2003 was a charge of $4 million after-tax. As at October 31, 2003, the Bank has recognized a liability for asset retirement obligations related to capitalized leasehold improvements of $53 million for U.S. GAAP reporting purposes.

88        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

NOTE 26    FUTURE ACCOUNTING CHANGES

Hedging relationships

        During fiscal 2002, the Canadian Institute of Chartered Accountants (CICA) issued an accounting guideline on hedging relationships. The guideline is effective for the Bank beginning November 1, 2003. The guideline sets out the criteria that must be met in order to apply hedge accounting for derivatives and is based on many of the principles outlined in the U.S. standard relating to derivative instruments and hedging activities. Specifically, the guideline provides detailed guidance on the identification, designation, documentation and effectiveness of hedging relationships, for purposes of applying hedge accounting; and the discontinuance of hedge accounting. The Bank implemented the guideline on November 1, 2003 and as a result the Bank's credit default swap portfolio with a notional value of $4 billion will no longer qualify for hedge accounting and will be carried at fair value. The resulting transition loss of $32 million will be deferred and recognized in income in the same period as the corresponding gains, losses, revenues or expenses associated with the original hedged item. The Bank will continue using credit default swaps to manage credit risk which may result in reported earnings volatility in future periods. The impact on future results will depend on the Bank's hedging strategies and market volatility.

Consolidation of variable interest entities

        During the second quarter, the Canadian Accounting Standards Board approved a new accounting guideline on the consolidation of variable interest entities (VIEs). The guideline is harmonized with a recently issued U.S. Financial Accounting Standards Board interpretation and will be effective for the Bank in fiscal 2005, except for the disclosure requirements which will be effective in the Bank's second quarter of fiscal 2004. The Bank is currently evaluating the impact of the new guideline and has not yet completed its analysis. There are significant uncertainties surrounding the application and interpretation of this guidance, as a result the following summarizes the Bank's preliminary assessment of the impact of adopting the new guideline.

Bank-originated assets

        Based on a preliminary assessment, it is reasonably possible that the Bank will need to consolidate securitized bank-originated assets of approximately $4 billion. The Bank continues to investigate restructuring alternatives for these assets.

Third party originated assets

        Based on a preliminary assessment, it is reasonably possible that the Bank will need to consolidate third party originated assets of approximately $9 billion. The Bank continues to investigate restructuring alternatives for these third party originated assets.

Mutual funds

        Mutual funds in Canada may be considered VIEs with the possibility that the Bank sponsors be considered the primary beneficiary. The Bank is the sponsor of several mutual funds with assets of approximately $47 billion.

Compensation trusts

        Certain of the Bank's stock-based compensation plans are funded through trusts established for these purposes. It is reasonably possible that the Bank may be considered the primary beneficiary of these trusts and consequently, may need to consolidate.

Innovative capital structures

        The Bank's innovative capital structures typically involve the creation of a trust whose voting securities are 100% owned by Bank sponsors and the trust issues beneficial ownership interests in the form of trust securities to investors. The Bank currently accounts for these securities as non-controlling interests in its Consolidated Financial Statements. These structures are likely considered VIEs under the new guideline and the determination of whether the structures continue to be consolidated depends on the details of the structure.

Other financial transactions

        The Bank is also involved with other entities and/or structures such as personal trusts and investment vehicles that could be deemed VIEs. The Bank continues to assess the impact of the new guideline on these transactions.

Asset retirement obligations

        During the year, the CICA issued an accounting standard on asset retirement obligations that is applicable to the Bank in fiscal 2005. The new standard harmonizes Canadian GAAP with current U.S. GAAP and requires that a liability for an asset retirement obligation related to a long-lived asset be recognized in the period in which it is incurred and recorded at fair value.

Impairment of long-lived assets

        During the year, the CICA issued an accounting standard on impairment of long-lived assets that is applicable to the Bank in fiscal 2004. The new standard requires that impairment of long-lived assets be measured as the amount by which the asset's carrying value exceeds its fair value.

TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS        89

Principal subsidiaries

		As at October 31, 2003
Canadian	Head office	Book value of shares owned by the Bank
		(millions of dollars)
Commercial Mortgage Operations Company of Canada	Toronto, Canada	$50

CT Financial Assurance Company	Toronto, Canada	12

First Nations Bank of Canada (89%)	Walpole Island, Canada	8

Meloche Monnex Inc.	Montreal, Canada	188
Security National Insurance Company	Montreal, Canada
Primmum Insurance Company	Toronto, Canada
TD General Insurance Company	Toronto, Canada

TD Asset Management Inc.	Toronto, Canada	169

TD Capital Canadian Private Equity Partners Ltd.	Toronto, Canada	—

TD Capital Group Limited	Toronto, Canada	347

TD Capital Trust	Toronto, Canada	360

TD Capital Trust II	Toronto, Canada	2

TD Investment Management Inc.	Toronto, Canada	—

TD Investment Services Inc.	Toronto, Canada	223

TD Life Insurance Company	Toronto, Canada	18

TD Mortgage Corporation	Toronto, Canada	7,098
Canada Trustco Mortgage Company	London, Canada
TD Waterhouse Bank N.V.	Amsterdam, The Netherlands
Canada Trustco International Limited	Bridgetown, Barbados
The Canada Trust Company	Toronto, Canada
TD Pacific Mortgage Corporation	Toronto, Canada

TD Mortgage Investment Corporation	Calgary, Canada	88

TD Nordique Inc.	Vancouver, Canada	637

TD Securities Inc.	Toronto, Canada	128

United States

TD North America Limited Partnership	Delaware, U.S.A.	297

TD Waterhouse Group, Inc.	New York, U.S.A.	2,520
CTUSA, Inc.	New Jersey, U.S.A.
TD Bank USA, F.S.B.	New Jersey, U.S.A.
Drewmark, Inc.	Omaha, U.S.A.
R.J. Thompson Holdings, Inc.	Omaha, U.S.A.
National Investor Services Corp.	New York, U.S.A.
TD Waterhouse Asset Management, Inc.	New York, U.S.A.
TD Waterhouse Bank, N.A.	New Jersey, U.S.A.
TD Waterhouse Canada Inc.	Toronto, Canada
TD Waterhouse Capital Markets, Inc.	New Jersey, U.S.A.
TD Waterhouse Investor Services, Inc.	New York, U.S.A

Toronto Dominion Holdings (U.S.A.), Inc.	Houston, U.S.A.	848
TD Equity Options, Inc.	Chicago, U.S.A.
TD Options LLC	Chicago, U.S.A.
TD Securities (USA) Inc.	New York, U.S.A.
TD Professional Execution, Inc.	Chicago, U.S.A.
Toronto Dominion (New York), Inc.	New York, U.S.A.
Toronto Dominion (Texas), Inc.	Chicago, U.S.A.

Other foreign

Carysforth Investments Limited (70%)	Grand Cayman, Cayman Islands	659

Haddington Investments Limited (70%)	St. Peter Port, Guernsey CI	659

NatWest Personal Financial Management Limited (50%)	London, England	72
NatWest Stockbrokers Limited	London, England

TD Financial International Ltd.	Hamilton, Bermuda	—
TD Reinsurance (Barbados) Inc.	St. Michael, Barbados

TD Haddington Services B.V.	Amsterdam, The Netherlands	989
Belgravia Securities Investments Limited (66.7%)	Grand Cayman, Cayman Islands
TD Guernsey Services Limited	St. Peter Port, Guernsey CI
TD European Funding Limited (60.99%)	St. Peter Port, Guernsey CI

TD Ireland	Shannon, Ireland	133
TD Global Finance	Dublin, Ireland

TD Securities (Japan) Inc.	St. Michael, Barbados	60

TD Waterhouse Investor Services (UK) Limited	London, England	381
TD Waterhouse Investor Services (Europe) Limited	London, England

Toronto Dominion International Inc.	St. Michael, Barbados	388
The TD Bermuda Trust	Hamilton, Bermuda
TD Trust (Bermuda) Limited	Hamilton, Bermuda

Toronto Dominion Investments B.V.	Amsterdam, The Netherlands	782
TD Bank Europe Limited	London, England
Toronto Dominion Holdings (U.K.) Limited	London, England
TD Securities Limited	London, England

Toronto Dominion Jersey Holdings Limited	St. Helier, Jersey CI	1,403

Toronto Dominion (South East Asia) Limited	Singapore, Singapore	497

        Unless otherwise noted, the Bank, either directly or through its subsidiaries, owns 100% of any issued and outstanding voting securities and non-voting securities of the entities listed, except the non-voting securities of First Nations Bank of Canada, TD Capital Trust, TD Capital Trust II, and TD Mortgage Investment Corporation. Each subsidiary is incorporated in the country in which its head office is located.

90        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003 — FINANCIAL RESULTS

QuickLinks

Financial reporting responsibility
Auditors' report to the shareholders
CONSOLIDATED BALANCE SHEET
CONSOLIDATED STATEMENT OF OPERATIONS
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
CONSOLIDATED STATEMENT OF CASH FLOWS
Notes to Consolidated Financial Statements
Principal subsidiaries